SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA BANKING SYSTEM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 12a(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1301 “A” Street

Tacoma, Washington 98402

March 23, 2009

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, April 22, 2009 at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to approve the election of nine directors to the Columbia Board. In addition, you will be asked to approve amendments to (i) our Amended and Restated Stock Option and Equity Compensation Plan and (ii) our Employee Stock Purchase Plan, in each case to increase the number of shares available for issuance under those plans. You will also be asked to consider an advisory resolution on executive compensation, and to ratify the appointment of our independent registered public accountants for the 2009 fiscal year.

Our directors are elected annually for one-year terms. You also will have the opportunity to hear what has happened in our business and our industry in the past year and to ask questions. You will find additional information concerning Columbia and its operations, including its audited financial statements, in the enclosed Annual Report for the year ended December 31, 2008.

We hope that you can join us on April 22nd. Whether or not you plan to attend, please sign and return your proxy card as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser Chairman	Melanie J. Dressel President and CEO

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 22, 2009

TIME	1:00 p.m. on Wednesday, April 22, 2009

PLACE	Greater Tacoma Convention & Trade Center 1500 Broadway, Tacoma, Washington

ITEMS OF BUSINESS	(1) To elect nine directors to serve on the Board until the 2010 Annual Meeting of Shareholders.

(2) To amend Columbia’s Amended and Restated Stock Option and Equity Compensation Plan to increase the number of shares available under the plan.

(3) To amend Columbia’s Employee Stock Purchase Plan to increase the number of shares available under the plan.

(4) To consider and approve an advisory (non-binding) resolution on Columbia’s executive compensation.

(5) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009.

(6) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on Monday, March 2, 2009.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on your enclosed proxy form.

By Order of the Board

Cathleen L. Dent Secretary

This proxy statement and the accompanying proxy card are being distributed on or about

March 23, 2009

i

ii

COLUMBIA BANKING SYSTEM, INC.

1301 “A” Street

Tacoma, Washington 98402-4200

(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2009 Shareholder Meeting:

A copy of this Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are available at www.columbiabank.com.

The Board of Directors is soliciting proxies for this year’s Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 2, 2009 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 18,253,927 shares of Columbia common stock outstanding on the Record Date.

In this proxy statement, the terms “we,” “us” or “our” refer to Columbia Banking System, Inc.

Voting materials, which include this proxy statement and a proxy card together with the 2008 Annual Report, are being mailed to shareholders on or about March 23, 2009.

INFORMATION ABOUT THE MEETING

Why am I receiving this Proxy Statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Columbia common stock. This proxy statement describes issues on which we would like you to vote.

When you sign the proxy card you appoint William T. Weyerhaeuser and Melanie J. Dressel as your representatives at the meeting. Mr. Weyerhaeuser and Ms. Dressel will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2009 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiaries, Columbia State Bank and Bank of Astoria, may solicit proxies by mail, telephone, facsimile, or in person.

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

What am I voting on?

At the Annual Meeting you will be asked to vote on:

•	the election of nine directors to serve on the Board until the 2010 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•

the amendment of Columbia’s Amended and Restated Stock Option and Equity Compensation Plan, which we refer to as the “Stock Option Plan,” to increase the number of shares available for issuance under the Stock Option Plan;

•	the amendment of Columbia’s Employee Stock Purchase Plan, which we refer to as the “ESPP,” to increase the number of shares available for issuance under the ESPP:

•	the approval of an advisory (non-binding) resolution on Columbia’s executive compensation; and

•	ratification of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending 2009.

Who is entitled to vote?

Only shareholders who owned Columbia common stock as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Internet voting. You may also grant a proxy to vote your shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly.

For shares registered in your name. As a shareholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number shown on the instruction form received from your broker or bank.

General information for all shares voted via the Internet. We must receive votes submitted via the Internet by 11:59 p.m. on April 21, 2009. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary either a notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, Mr. Weyerhaeuser and Ms. Dressel, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. The Board recommends a vote FOR the election of the nominated directors listed in this proxy statement, FOR the amendment of the Stock Option Plan, FOR the amendment of the ESPP, FOR the approval of the advisory (non-binding) resolution on executive compensation, and FOR the ratification of the independent registered public accountants for the fiscal year 2009.

If any other matters are considered at the meeting, Mr. Weyerhaeuser and Ms. Dressel will vote as recommended by the Board of Directors. If the Board does not give a recommendation, Mr. Weyerhaeuser and Ms. Dressel will have discretion to vote as they think best.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are registered in your name and you do not return your signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the election of directors only. If no instructions are given with respect to amending the Stock Option Plan and the ESPP, your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 18,253,927 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

The nine director nominees who receive the highest number of FOR votes will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Votes that are withheld and broker non-votes will have no effect on the outcome of the election directors.

What vote is required to amend the Stock Option Plan and the ESPP?

Shareholders will vote on separate proposals to amend the Stock Option Plan and the ESPP. However, the vote required to amend the two plans is the same. The affirmative votes FOR by a majority of those shares present and entitled to vote are required to amend each of the Stock Option Plan and the ESPP. You may vote, separately as to amendment of each plan, FOR, AGAINST or ABSTAIN from amending such plan. Abstentions and broker non-votes will have no effect on the outcome of the two proposals.

What vote is required to approve the advisory resolution on executive compensation?

The affirmative vote FOR by a majority of those shares present and entitled to vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executives described in the Compensation Discussion & Analysis and the tabular and narrative disclosure in this proxy statement. You may vote FOR, AGAINST or ABSTAIN from approving the advisory (non-binding) resolution on executive compensation.

What vote is required to ratify the independent registered public accountants?

The proposal to ratify the appointment of Deloitte & Touche LLP as Columbia’s independent registered public accountants will be adopted if a majority of the votes are cast FOR the proposal. You may vote FOR or AGAINST the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and out Board does not know of any other matters to be brought before the Annual Meeting.

When are proposals for the 2010 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2010 Annual Meeting must be delivered to Columbia’s Secretary no later than November 23, 2009, in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by us no later than November 23, 2009 and should contain such information as required under our Bylaws. If we do not receive notice of a shareholder proposal within this timeframe, the persons named as proxies in such proxy statement and form of proxy will use their discretionary authority to vote the shares it represents as the Board may recommend.

How do I nominate someone to be a director?

In order for a shareholder to nominate a director for consideration at an annual meeting, such shareholder must provide a written notice that contains the information required by our Bylaws to the Chairman of the Board, c/o Columbia’s Corporate Secretary not less than 120 days in advance of the first anniversary of the date our proxy statement was mailed to shareholders for the preceding year’s annual meeting. We did not receive any such nominations for directors for the 2009 annual shareholders meeting. For our annual meeting in 2010, we must receive this notice by November 23, 2009. You can obtain a copy of the full text of the Bylaws provision by writing to the Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402. A copy of our Bylaws is posted on our website.

You may contact our Corporate Secretary for a copy of the detailed procedures regarding the requirements for making shareholder proposals and nominating director candidates.

STOCK OWNERSHIP

Are there any owners of more than 5% of Columbia’s stock?

As of December 31, 2008, the following shareholders beneficially owned more than 5% of the outstanding shares of Columbia common stock:

Name and Address	Number of Shares(1)	Percentage
Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,195,774	6.59%

Barclays Global Investors NA(3) 45 Fremont Street San Francisco, CA 94105	1,405,561	5.80%

Investment Counselors of Maryland, LLC(4) 803 Cathedral Street Baltimore, MD 21201	944,100	5.20%

(1)	Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares if common stock if the person or entity has or shares (i) voting power, which includes the power to vote or direct the voting of the shares, or (ii) investment power, which includes the power to dispose of or direct the disposition of the shares.

(2)	Based on a Schedule 13G filed under the Exchange Act. The securities are beneficially owned by various investments companies and commingled group trusts and separate accounts as to which Dimensional Fund Advisors LP (“Dimensional”) serves as investment advisor or investment manager with power to direct the disposition and/or voting of the securities. Dimensional disclaims beneficial ownership of the securities.

(3)	Based on a Schedule 13G filed under the Exchange Act. The securities are beneficially owned by Barclays Global Investors, NA and related entities, including Barclays Global Fund Advisors and Barclays Global Investors, Ltd. Barclays Global Investors, NA reported beneficial ownership of 640,489 shares, or 3.53% of outstanding common stock. Barclays Global Fund Advisors reported beneficial ownership of 818,716 shares, or 4.51% of outstanding common stock. Barclays Global Investors, Ltd. reported beneficial ownership of 12,221 shares, or 0.07% of outstanding common stock

(4)	Based on a Schedule 13G filed under the Exchange Act.

How much stock do Columbia’s directors and executive officers own?

The following table shows, as of February 13, 2009, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC and includes shares that could be acquired within 60 days through the exercise of an option or other right. All share numbers and prices have been adjusted for applicable stock splits and stock dividends.

Name	Position	Number(1)		Percentage(1)
William T. Weyerhaeuser	Chairman of the Board	236,746	(2)	1.30%
Melanie J. Dressel	Director, President and Chief Executive Officer	102,196	(3)	*
John P. Folsom	Director	32,658	(4)	*
Frederick M. Goldberg	Director	15,344	(5)	*
Thomas M. Hulbert	Director	41,015		*
Thomas L. Matson, Sr.	Director	72,079		*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	18,586	(6)	*
Mark W. Nelson	Executive Vice President, Chief Operating Officer	24,318	(7)	*
Daniel C. Regis	Director	9,500	(8)	*
Kent L. Roberts	Executive Vice President, Director of Human Resources	11,455	(9)	*
Donald H. Rodman	Director	28,260	(10)	*
Gary R. Schminkey	Executive Vice President, Chief Financial Officer	32,412	(11)	*
James M. Will	Director	30,357		*

Directors and executive officers as a group (13 persons)		654,926		3.60%

*	Represents less than 1% of outstanding common stock.

(1)	The number and percentages shown are based on the number of shares of Columbia common stock deemed beneficially held under applicable securities regulations, including options or other rights exercisable on March 20, 2008, 60 days after January 20, 2008 as follows: Mr. Folsom 2,870 shares; Mr. Matson 1,820 shares; Mr. McDonald 5,000 shares; Mr. Rodman 1,820 shares; Mr. Weyerhaeuser 2,153 shares; Mr. Will 1,820; and directors and executive officers as a group 15,483 shares.

(2)	218,249 shares are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.

(3)	Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, 7,398 shares held in Ms. Dressel’s 401(k) and 20 shares held by Ms. Dressel’s children.

(4)	Includes 8,550 shares held indirectly in Mr. Folsom’s IRA and 950 shares held in Mrs. Folsom’s IRA.

(5)	Includes 2,801 shares held by a partnership for the equal benefit of Mr. Goldberg and his mother over which Mr. Goldberg exercises investment power and 1,793 shares held in Mr. Goldberg’s IRA.

(6)	Includes 2,369 shares held in Mr. McDonald’s 401(k).

(7)	Includes 2,360 shares held in Mr. Nelson’s 401(k).

(8)	Includes 7,500 shares held by the Regis Family Trust.

(9)	Includes 773 shares held in Mr. Roberts’ 401(k).

(10)	Includes 5,675 shares held in Mrs. Rodman’s IRA, 5,625 shares held in Mr. Rodman’s IRA, 4,267 shares held in a Living Trust for the benefit of the Rodman estate.

(11)	Includes 8,359 shares held in Mr. Schminkey’s 401(k).

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

How many directors are nominated?

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 25. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Bylaws further provide that up to two directors may be added by the Board between annual meetings of the shareholders. No new directors have been nominated since the 2008 Annual meeting. Our Board has fixed the number of directors to be elected at the Annual Meeting at nine and has nominated the persons listed on the following pages for election as directors to serve until the 2010 Annual Meeting or until their successors are elected.

What is the retirement age for directors?

Our Bylaws provide that any person who has attained the age of 75 prior to the next meeting of shareholders may not stand for election.

What happens if a nominee refuses or is unable to stand for election?

The Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation during the past five years, and the year first elected a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank, and certain of the directors also serve on the Board of Bank of Astoria.

Melanie J. Dressel	Director since 1998

Ms. Dressel, 56, was named Chief Executive Officer of Columbia in February 2003 and continues to serve as the Company’s President. From January 2000 prior to her appointment, Ms. Dressel was the President and Chief Operating Officer of Columbia, having served prior to that time and since May 1997 as Executive Vice President. She has also served as President and Chief Executive Officer of Columbia Bank since January 2000, having served prior to that time and since July 1998 as President and Chief Operating Officer, and from May 1997 to July 1998, as Executive Vice President. Ms. Dressel, who has over 30 years of banking experience, joined Columbia Bank in 1993, serving as Senior Vice President and Private Banking Manager until May 1997. Ms. Dressel also serves on the Board of Bank of Astoria.

John P. Folsom	Director since 1997

Mr. Folsom, 64, served as the president of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1990 through December 31, 2006 and currently serves as an independent consultant on insurance and risk management matters.

Frederick M. Goldberg	Director since 2003

Mr. Goldberg, 69, has been a shareholder of SaltChuk Resources, Inc., Seattle, Washington, since 1982 and is currently a member of the Executive Committee and chairman of the Audit Committee of that company. Mr. Goldberg has been a managing partner of Goldberg Investments since 1986. Mr. Goldberg has also been chairman of the board of Panorama City, Lacey, Washington, since 1990 and Gibbons Lane Vineyard, Tenino, Washington, since 1997.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 62, has been the president and chief executive officer of Winsor Corporation (lighting technologies), Olympia, Washington, since 1996 and the president and chief executive officer of Hulco, Inc. (real estate investments), Olympia, Washington, since 1984.

Thomas L. Matson, Sr.	Director since 1998

Mr. Matson, 71, has been the Chairman of Tom Matson Dodge, Inc. (automobile dealership), Auburn, Washington, since 1963. Mr. Matson served as the chairman of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank, Auburn, Washington, from 1990 to 1997, when those institutions were acquired by Columbia.

Daniel C. Regis	Director since 2003

Mr. Regis, 69, has been part owner and managing director of Digital Partners, LLC, Bellevue, Washington since January 2000. He is currently a director of two other public companies; Cray, Inc. and Art Technology Group. Mr. Regis was a certified public accountant and a partner at Price Waterhouse from 1964 until 1996 and is the designated “Financial Expert,” as defined by Sarbanes Oxley.

Donald H. Rodman	Director since 1991

Mr. Rodman, 70, has been the owner and the Vice President of Rodman Realty, Longview, Washington, since 1961. Mr. Rodman also serves on the Board of Bank of Astoria.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 65, is the Chairman of the Board of Columbia. He is a clinical psychologist who retired from private practice in Tacoma, Washington in 1998. Mr. Weyerhaeuser is currently the chairman of the board of EDEN Bioscience Corporation which has a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. Mr. Weyerhaeuser is a director of Clearwater Paper Corporation.

James M. Will	Director since 1993

Mr. Will, 62, serves as the president of Titus-Will Enterprises (automobile dealerships and property management), Tacoma, Washington and also as president of that company’s subsidiary, Titus-Will Chevrolet, Cadillac & Hyundai, Olympia, Washington. Prior to that time and since 1969, Mr. Will was the president of Tam Engineering Corp. (automotive engine re-manufacturing), Tacoma, Washington.

The Board of Directors unanimously recommends a vote “FOR” the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our current charters, including our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel/Compensation Committee charters, Corporate Governance Policy, Code of Conduct and our Bylaws in the “Corporate Governance” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

The Board has analyzed the independence of each director and nominee and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Interest of Management in Certain Transactions.”

Based on these standards, the Board has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

John P. Folsom	Daniel C. Regis
Frederick M. Goldberg	Donald H. Rodman
Thomas M. Hulbert	William T. Weyerhaeuser
Thomas L. Matson, Sr.	James M. Will

Based on the standards described above, the Board determined that Melanie J. Dressel, who serves as the President and Chief Executive Officer of the Company, is not independent because she is an executive officer of the Company.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by our Corporate Secretary and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

How often did the Board of Directors meet during 2008?

The Board met 13 times during 2008. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting. During 2008, the independent directors held 7 meetings.

What committees has the Board established?

The Board has established, among others, an Audit Committee, Personnel and Compensation Committee, and a Corporate Governance and Nominating Committee.

The following table shows the membership of the various committees during the year 2008.

Committee Membership

Name	Audit	Compensation	Nominating
John P. Folsom	☑*	☐	☑
Frederick M. Goldberg	☐	☑	☐
Thomas M. Hulbert	☑	☑*	☑
Thomas L. Matson, Sr.	☐	☑	☑
Daniel C. Regis	☑	☐	☐
Donald H. Rodman	☐	☑	☐
William T. Weyerhaeuser	☐	☐	☑*
James M. Will	☑	☐	☐

*	Committee Chair

Audit Committee. The Audit Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards. The Audit Committee operates under a formal written charter. Mr. Regis has been identified as the qualified “Audit Committee Financial Expert” as required by SEC guidelines under the Sarbanes-Oxley Act of 2002. The committee held 15 meetings during 2008.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and operates under a formal charter. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In 2005, the Committee independently retained a compensation consultant, Watson Wyatt Company, to assist the Committee in its deliberations regarding executive compensation. The Watson Wyatt report was updated for determining 2007 compensation. The mandate of the consultant was to work for the Committee in its review of executive compensation practices, including designing an overall executive compensation philosophy, the competitiveness of pay levels and market trends. Watson Wyatt assisted the Committee with the development of competitive market data and a related assessment of the Company’s executive compensation levels. In addition to the Watson Wyatt study in determining compensation for the other key executives, the committee also took into account the recommendations of the Chief Executive Officer.

In addition the Personnel and Compensation Committee:

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee operates under a written charter, a copy of which is posted on our website. The Personnel and Compensation Committee meets as needed, but at least annually, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration of the entire committee. There were 4 meetings of the Personnel and Compensation Committee during 2008.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of four directors, each of whom are considered “independent” as defined by the Nasdaq listing standards and is responsible for recommending a slate of directors to the full Board for election at the annual meeting and appointing directors to fill vacancies as they occur.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “Information About the Meeting—How do I nominate someone to be a director?” The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter. The Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Committee has not, nor does it anticipate adopting specific minimum qualifications for Committee-recommended nominees. The Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise. The Corporate Governance and Nominating Committee is also responsible for determining compensation for directors. The process and procedures used in determining Board compensation for 2008 is discussed in the section below. The Corporate Governance and Nominating Committee held one meeting during 2008.

Director Compensation

Directors receive compensation in the form of cash and, as applicable, awards in the form of restricted stock or stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors. The footnotes to the table describe the details of each form of compensation paid to directors.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Non-qualified Deferred Compensation Earning(3)	Total ($)
John P. Folsom	$64,750	$47,446	$0	$112,196
Frederick M. Goldberg	40,250	47,446	2,734	90,430
Thomas M. Hulbert	63,500	47,446	0	110,946
Thomas L. Matson, Sr.	39,750	47,446	0	87,196
Daniel C. Regis	49,500	47,446	0	96,946
Donald H. Rodman	48,200	47,446	0	95,646
William T. Weyerhaeuser	76,500	47,446	0	123,946
James M. Will	48,000	47,446	0	95,446

(1)	Amount shown for Mr. Folsom represents (i) retainer in the amount of $25,000; (ii) per meeting board attendance fees of $9,750; (iii) $15,000 received as chairman of the Audit Committee; and (iv) per meeting Audit and Nominating Committee attendance fees of $15,000.

Amount shown for Mr. Goldberg represents (i) retainer in the amount of $25,000; (ii) per meeting board attendance fees of $9,750; (iii) per meeting Compensation Committee attendance fees of $4,000, and (iv) Committee attendance fees of $1,500. Prior to 2008 Mr. Goldberg elected to defer all of his director fees pursuant to the Company’s “Deferred Compensation Plan,” the terms of which are described below under the heading “Executive Compensation.”

Amount shown for Mr. Hulbert represents (i) retainer in the amount of $25,000 (ii) per meeting board attendance fees of $10,500; (iii) $9,000 as chairman of the Compensation Committee; and (iv) per meeting Audit, Compensation and Nominating Committee attendance fees of $19,000.

Amount shown for Mr. Matson represents (i) retainer in the amount of $25,000 (ii) per meeting board attendance fees of $9,750; (iii) per meeting Nominating and Compensation Committee attendance fees of $5,000.

Amount shown for Mr. Regis represents (i) retainer in the amount of $25,000 (ii) per meeting board attendance fees of $10,500; (iii) per meeting Audit Committee attendance fees of $14,000.

Amount shown for Mr. Rodman represents (i) retainer in the amount of $25,000;(ii) $4,800 retainer and $2,400 per meeting fees for serving on the Advisory Board of Bank Astoria); (iii) per meeting board attendance fees of $10,500 (iv) per meeting Compensation Committee and other committee meeting attendance fees of $5,500 .

Amount shown for Mr. Weyerhaeuser represents (i) retainer in the amount of $50,000 (ii) per meeting board attendance fees of $10,500; (iii) per meeting Audit, Nominating and Compensation Committee attendance fees of $16,000.

Amount shown for Mr. Will represents (i) retainer in the amount of $25,000 (ii) per meeting board attendance fees of $9,000; (iii) per meeting Audit Committee attendance fees of $14,000.

(2)	Represents the proportionate amount of the total fair value of the stock awards recognized by Columbia as an expense in 2008 for financial reporting purposes. The fair value of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123(R), and include amounts awarded in and prior to 2008. The material terms of the restricted stock awards are discussed below.

The grant date fair value of stock awards granted to each director in 2007 was $59,680 and was based on the price of Columbia’s common stock at the close of business on December 19, 2007 ($29.84), the date in which the restricted stock award was granted.

At fiscal year end, the non-employee directors had in the aggregate outstanding stock option awards to purchase shares of the Company as follows: Mr. Folsom 2,870 shares; Mr. Hulbert 0 shares; Mr. Matson 1,820 shares; Mr. Rodman 1,820 shares; Mr. Weyerhaeuser 2,153 shares; and Mr. Will 1,820 shares. No stock options were granted to the directors in 2008.

At fiscal year end, the non employee directors had in the aggregate unvested restricted stock awards as follows: Mr. Folsom 1,000 shares; Mr. Goldberg 1,000 shares; Mr. Hulbert 1,000 shares; Mr. Matson 1,000 shares; Mr. Regis 1,000 shares; Mr. Rodman 1,000 shares; Mr. Weyerhaeuser 1,000 shares; and Mr. Will 1,000 shares.

(3)	Represents above-market earnings on Mr. Goldberg’s deferred compensation account. The material terms of the “Deferred Compensation Plan” are described below under the heading “Executive Compensation.”

Cash Compensation

Non-employee directors are paid an annual retainer as compensation plus a per meeting attendance fee for service as a director. Members of the Audit, Compensation and Nominating & Corporate Governance Committee receive an additional per meeting attendance fee, and Chairmen of the Audit and Compensation Committee receive an additional retainer. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation

Restricted Stock Awards and Stock Options. Non-employee directors may from time to time be granted restricted stock awards pursuant to our Stock Option and Equity Compensation Plan, the material terms of which are discussed under the section “Executive Compensation—Equity Compensation.” Restricted stock awards generally vest over a pre-determined period established by the Personnel and Compensation Committee. In 2007, each non-employee director received a restricted stock award for 2,000 shares of Columbia common stock, 1,000 shares vested at the 2008 Annual Shareholder meeting, and the remaining 1,000 shares vest on the date of the 2009 Annual Shareholder meeting.

From time to time, we authorize the grant of nonqualified stock options to its directors. These options are granted under the Plan, and vest (i.e. become exercisable) three years from the date of grant, unless earlier vesting is approved by the Committee. The options may be exercised for a period of five years after they vest. If a director dies, becomes disabled, or retires (defined to mean a termination of directorship with at least five years of service or after attaining the age of 75), all options (whether or not vested) become immediately exercisable and may be exercised by the director or the director’s estate for a period of five years or until the expiration of the stated term of the option. If a director terminates service on the Board for any reason other than death, disability or retirement, all options, to the extent then exercisable, must be exercised within 90 days unless the term for exercise is extended by the Board. If any director is terminated for cause, all options will immediately terminate. Any additional option grants, which may be approved from time to time in the discretion of the Personnel and Compensation Committee and the Board, are generally subject to the Director’s attendance of at least 75% of the meetings of the Board and all committees of which he or she is a member, with the exception of certain conflicts, which are excused.

Long Term Care Program

In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. The benefit vests over a five-year period provided that the directors are fully vested if (i) they obtain the age of 75, (ii) they are not re-elected to the board, (iii) they become disabled, or (iv) there is a change of control of Columbia. If a director is terminated for cause, the director must reimburse Columbia for the full premium paid. A director must reimburse a percentage of the premium if the director voluntarily resigns or chooses not to run for re-election. The long-term care program was available to all directors, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to include future officers or directors.

Deferred Compensation Plan

The Deferred Compensation Plan is a program under the management incentive plans pursuant to which directors may defer up to 10% of his or her total retainer fees. The terms of this plan are described under “Executive Compensation—Deferred Compensation Plan.”

Report of the Personnel and Compensation Committee on Executive Compensation

The Personnel and Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the CD&A be included as part of this proxy statement and 2008 Annual 10-K Report.

The Personnel and Compensation Committee of the Board certifies that it has reviewed with the Company’s senior risk officers the Company’s senior executive officers, as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 and regulations and guidance issued thereunder (“SEOs”), incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company.

Members of the Personnel and Compensation Committee

Thomas M. Hulbert, Chairman

Frederick M. Goldberg

Donald H. Rodman

Thomas L. Matson

EXECUTIVE COMPENSATION

The following section describes the compensation that we pay our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers, all of whom are named in the Summary Compensation Table in this proxy statement (the “Named Executives”). This section includes:

•	Compensation Discussion and Analysis of management regarding executive compensation; and

•	Detailed tables showing compensation of the Named Executives.

Compensation Discussion & Analysis

Company Philosophy

Columbia’s long-term goal is to become one of the leading Pacific Northwest regional banking companies headquartered in the Pacific Northwest, with a significant presence in selected markets, and to consistently increase earnings per share and shareholder value. Management believes that there continues to be opportunity for growth based upon its 50-branch footprint and the organization’s commitment to delivering exceptional customer service and quality products. Columbia’s strategy consists of the following elements:

•	We focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are attracted by Columbia’s emphasis on relationship banking;

•	We utilize a branch system to better serve both retail and business depositors. We believe this approach enables us to expand lending activities while attracting a stable core deposit base;

•

We pursue growth through a combination of expansion of market share through existing offices, establishing new offices in desirable markets, expanding products beyond traditional loan and deposit services, and selectively acquisitions that meet our strategic objectives and through the hiring and retention of experienced banking professionals with a high degree of familiarity with their market area; and

•

We manage our credit risk through lending limit constraints, credit review, and extensive, ongoing internal monitoring. We also manage credit risk through diversification of the loan portfolio by type of loan, type of industry, type of borrower, and by limiting the aggregation of debt to a single borrower.

The achievement of these goals is intended to create long-term value for Columbia’s shareholders, consistent with protecting the interests of depositors.

Compensation Philosophy

In keeping with our long-term Company goal and our effort to consistently increase earnings per share and shareholder value, the Compensation Committee is guided by the following five key principles in determining the compensation of the Company’s Named Executives:

•	Competition. Compensation should reflect the competitive marketplace, so that the Company can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•

Accountability for Business Performance. Compensation should be tied in part to overall Company financial performance, so the executives are held accountable through their compensation both in salary, and short-term and long-term incentive compensation.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

•

Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance through the grant of stock awards which serve to align executives interests with those of our shareholders.

•

Independence. An independent committee of the Board, with the periodic advice of an independent compensation consultant that has been retained by and reports directly to the Committee, should be and is responsible for reviewing and establishing the compensation for the Named Executives.

The compensation tables that appear later in this proxy statement contains information that reflects decisions made by the Compensation Committee. The reader is encouraged to refer to the tables while reviewing this section in order to understand how our compensation philosophy is put into action.

Executive Compensation Considerations Related to TARP. In November 2008, the Company completed raising $76.9 million in capital by issuing shares of its Series A preferred stock to the Treasury together with a warrant to purchase the Company’s common stock as a voluntary participant in the TARP Capital Purchase Program. As a participant in the TARP Capital Purchase Program, the Company must comply with Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), which requires that participants meet appropriate standards on executive compensation (generally applicable to our Named Executive Officers) so long as the preferred stock the Company issued and sold to the Treasury continues to be held by the federal government. When deciding to participate in the program, our Board evaluated these requirements and the impact they would have on the Company.

As part of the American Recovery and Reinvestment Act of 2009 (“ARRA”), which amended EESA, Congress enacted new and revised executive compensation requirements, some of which mat affect the Company, as a participant in the TARP Capital Purchase Program. At this time, we cannot ascertain with certainty all of the specific effects of this new legislation or pending implementing regulations. However, as of the date of this proxy statement, the Company expects the effects of the new regulations to include, but not necessarily be limited to:

•	excluding incentives from compensation programs for covered executives to take unnecessary and excessive risks that threaten the value of the Company;

•	prohibiting severance payments in the event of termination;

•	implementing “clawback” provisions providing for the recovery by the Company of incentive compensation based on materially inaccurate financial or other performance criteria;

•

limiting the Company’s annual tax deduction for each covered executive under Section 162(m) of the Internal Revenue Code to $500,000, including performance-based compensation (currently $1 million, excluding performance-based compensation);

•

prohibiting the Company from paying a bonus, retention award, or incentive compensation other than in the form of restricted stock with a value no greater than one-third of each covered executive’s total annual compensation and that does not fully vest so long as the preferred stock the Company issued and sold to Treasury continues to be held by the federal government, subject to certain exceptions for bonus payments under arrangements existing on February 11, 2009;

•	requiring the Company’s board of directors to establish a policy regarding excessive or luxury expenditures;

•	requiring the Company to permit a non-binding shareholder vote on executive compensation (as disclosed in the Company’s proxy statement); and

•	requiring annual reviews and certifications as to compliance with applicable restrictions.

The Compensation Committee reviews and approves the compensation policies and practices of Columbia, particularly in respect of executive officers, and other members of senior management. In light of these new requirements governing executive compensation, the Committee has begun a review of existing policies, programs and arrangements and will implement additional actions or take appropriate steps to modify existing policies, programs and arrangements as necessary to comply with the new regulations, including with respect to 2009 executive compensation.

Overall Compensation Levels

To assist us in establishing overall levels of total executive compensation, the Compensation Committee in 2005 engaged compensation consultants Watson Wyatt Company to perform a study of Columbia Bank’s executive compensation compared to a peer group comprised of other publicly traded companies in the financial services industry. For executive compensation decisions made for 2006 and 2007, this study was an important reference for the Committee as they worked to establish targets for overall compensation and the appropriate mix among the various components of compensation.

The overall results of this study provided the starting point for our analysis of compensation of executive management. When establishing salaries, annual bonus incentives and long-term incentive compensation opportunities for executive officers, consideration is given to:

•	the Company’s overall performance during the past year including meeting its financial and other strategic goals;

•	the executives’ level of responsibility and function within the Company;

•	the individual’s performance during the past year in meeting individual goals.

•	the results of the Watson Wyatt report, with a particular focus on financial institutions with similar Company objectives and comparable asset size, and;

•	the value of being perceived in the marketplace where we compete for the best talent available as an organization that provides a competitive compensation package to key executives.

As appropriate, the Compensation Committee also considers general economic conditions within the Company’s market area and the overall banking industry. With respect to executive officers other than the Chief Executive Officer, the Committee also utilizes the recommendations of the Chief Executive Officer. The Compensation Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

Based upon the 2005 Watson Wyatt report and the Compensation Committee’s subsequent analysis, total compensation guidelines were established for our Chief Executive Officer, as well as the other Named Executives. The guidelines indicated that the overall compensation level for our Chief Executive Officer should be in the $1.0 to $1.2 million range. This range was consistent with our overall compensation philosophy described above and the recommendations of the Watson Wyatt study. Given the relative consistency of Columbia’s financial performance subsequent to the Watson Wyatt report in 2005, we concluded that a new analysis of our Chief Executive Officer’s compensation was unnecessary in 2006 and her overall compensation range remained unchanged through 2007.

We followed the same thought process with respect to establishing overall compensation ranges for the other Named Executives.

In 2007, the Compensation Committee commissioned Watson Wyatt to complete an update to the original 2005 report that guided decisions regarding incentive compensation for 2007, base salary decisions and incentive decisions for 2008 and will guide compensation decisions in 2009. The updated report provided Watson Wyatt’s market observations on executive base salaries, short-term and long-term incentives based on competitive data from published compensation surveys and proxy filings of an updated peer group of 17 banks. Further, Watson Wyatt performed trend line (regression) analysis on the market data to predict salary levels for executives in banks with an asset size of approximately $3 billion. As in the original study, Watson Wyatt relied on the following published compensation surveys for competitive market data: Watson Wyatt Financial Institutions Compensation Survey, Watson Wyatt Top Management Compensation Survey, and the Milliman Northwest Financial Industry Salary Survey. The survey data was aged to be current as of January 2008. The updated market research indicated that the overall compensation level for our Chief Executive Officer should be in the $1.1 to $1.3 million range. Watson Wyatt summarized the observations from their study as follows:

•	Columbia’s executive salaries are within market median levels

•	Recent short term incentive (cash bonus) awards are below competitive target levels

•	Long-term incentives are within market levels, except for the CEO’s, which are below market

•	On average, overall total compensation values for the majority of executives are below competitive norms.

The fact that actual total compensation levels for the Named Executives fall below market and internal guidelines is reflective of the fact that Columbia is a relatively young and evolving company. Throughout its history, the Company’s executive management and Board have approached executive compensation in a manner consistent with the primary shareholder objective of building long term enterprise value over time.

In determining the appropriate peer group for this updated study, Watson Wyatt applied the same criteria that were applied in the original 2005 study. Changes in the peer group from 2005 to 2008 are the result of Columbia Bank’s growth into a larger asset class, as well as mergers, consolidations and/or asset growth among the competitive banks. The 17 comparable companies that comprise our peer group in the updated study include: AmericanWest Bancorp, Banner Corporation, Cascade Bancorp, Centennial Bank Holdings, Inc., Chemical Financial Corp., First Financial Bankshares, Inc., First Regional Bancorp, First State Bancorporation, Frontier Financial Corp., Hanmi Financial Corp., Itla Capital Corp., Nara Bancorp, Placer Sierra Bancshares, Texas Capital Bancshares, Vineyard National Bancorp, West Coast Bancorp and Wilshire Bancorp, Inc.

Allocation Among Components

As demonstrated in the following table, under our compensation structure, the mix of base salary, short-term and long-term incentive varies depending on the executive’s position:

	Typical Base Salary	Typical Cash Incentive Target	Typical Equity Incentive Target	Value of Benefits	SERP	Total Compensation
President and CEO	35%	18%	28%	10%	9%	100%
EVP and Chief Financial Officer	45%	14%	16%	14%	11%	100%
EVP and Chief Banking Officer	45%	14%	16%	14%	11%	100%
EVP and Chief Credit Officer	48%	14%	12%	14%	12%	100%
EVP and Human Resource Director	48%	14%	12%	14%	12%	100%

In allocating compensation among these elements, we believe that compensation for the Chief Executive Officer should be more heavily weighted toward performance-based elements, since the Chief Executive Officer has the greatest ability to influence the Company’s overall performance. The Committee realizes that certain critical control positions, such as the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, and

Human Resources Director should receive a relatively higher portion of their compensation in base salary in a manner consistent with the compensation practices of our Peer Group. In making these specific allocations, we relied on the guidance provided by the Watson Wyatt report. It sets Columbia’s salaries at the midpoint of the competitive salary band; short-term cash incentive at the market 50th percentile and long-term equity incentive at the market 25th percentile. We believe these allocations most closely align Columbia within its competitive marketplace and are consistent with our overall compensation philosophy as described above.

Key Elements

Columbia’s overall compensation program for executives consists of four key elements:

Base Salary. Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The salaries of the Named Executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Base salary opportunities should be competitive with relevant organizations and internally consistent based upon each position’s scope of responsibilities. Individual salary determinations will be made considering individual performance, qualifications, experience, and overall contribution to the organization.

Short-Term Incentives. Cash bonuses may be awarded under the Company’s Incentive Bonus Plan. Consistent with competitive practices, executives should have a portion of targeted total compensation at risk, contingent upon meeting predefined goals. We believe it is important that executive incentives be based upon the overall performance of the Company and specific individual performance targets. The variable annual bonus permits individual performance be recognized and is based, in significant part, on an evaluation of the contribution made by the executive to Columbia’s overall performance.

Long-Term Incentives. Executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long term vision of growth, stability, and our commitment to a personalized banking approach and asset quality. Long-term incentives available to executive officers include equity awards that are intended to align the interests of an executive with those of Columbia’s shareholders, and further serve to promote an executive’s continued service to the organization.

Employee Benefits. The Company will assist executives in meeting their retirement income, health care, disability income, time-off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances.

The combination of these key elements enables us to reinforce our pay-for-performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and is a key ingredient in executive recruitment and retention.

Decisions regarding executive total compensation program design, as well as individual pay decisions, will be made in the context of the total compensation philosophy and our ability to pay, as defined by our financial success. We believe that this approach best serves the interests of Columbia’s shareholders. It enables Columbia to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short-term and long-term interests of shareholders.

Base Salary

Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to the Peer Group discussed above, the executives’ experience and tenure, our overall annual budget, and the executives’ individual performance. The Compensation Committee sets compensation for the Chief Executive Officer. Base salaries for Columbia’s other executive officers are based upon recommendations by the Chief Executive Officer, taking into account such factors as the individual performance and contribution to the organization, the executive’s experience and scope of responsibilities; and competitive industry salaries. The Compensation Committee evaluates the information obtained in light of Columbia’s stated compensation objectives and carefully reviews the Watson-Wyatt report. The Committee also considers general economic conditions with the area and within the industry.

CEO Salary. In consideration of these factors and the Watson-Wyatt report recommendations, the Committee established a market range of $324,650 to $535,780 for the Chief Executive Officer, and ranges of $121,690 to $265,848 for the other Named Executives. Ms. Dressel serves as President and Chief Executive Officer of Columbia Bank and has served as President and Chief Executive Officer of Columbia since February 2003. In determining the compensation for Ms. Dressel for 2008, the Committee considered both quantitative and qualitative factors.

In looking at quantitative factors, the Committee reviewed the goals established for 2007 and Columbia’s performance for 2007. Specifically, the Committee considered net income, earnings per share and other significant factors as follows:

•	Earnings for the year of $32.4 million, up from $32.1 million in 2006.

•	Total assets at $3.18 billion, a 25% increase from 2006.

•	Strong organic loan and deposit growth; loans grew $287 million and deposits grew $170 million excluding the two financial institution acquisitions that Columbia closed in 2007.

•	Opened three new branches; Lacey, Bellevue South, and Bellingham.

•	Completed and fully integrated the Town Center Bancorp acquisition, providing Columbia Banking System with a presence in the Portland, Oregon market.

•	Completed and fully integrated the Mountain Bank Holding Company acquisition, expanding the Company’s presence in King County, Washington.

•	A new banking team was brought on board in King County to focus on growth in the professional banking market, including healthcare and related professional categories.

In addition to these quantitative accomplishments, the Committee also considered certain qualitative accomplishments by Ms. Dressel in 2007, including: Columbia Bank achieving the number one market share among banks in its primary market (Pierce County, Washington) and Bank of Astoria maintaining its leading market share in Clatsop County, Oregon. Also during the year, Columbia Bank was recognized by three separate, independent organizations as a “Best Workplace,” further enhancing our reputation as an “employer of choice,” which is critical in attracting and retaining the highest caliber of employees. Ms Dressel was also recognized for continued leadership focus on our core strategies and diversification. As a result of these considerations, Ms. Dressel’s base salary was increased to $420,000 for 2008, a salary that places her at the midpoint of the range recommended in the Watson Wyatt report and is reflective of her extensive experience, qualifications and long record of strong performance.

Similarly, the Compensation Committee evaluated Ms. Dressel’s recommendations for base salary adjustments for each of the other Named Executives. Taking into account those recommendations, together with the results of the 2007 Watson Wyatt report, base salaries for the other executive officers were increased as follows: the Chief Financial Officer’s salary was adjusted to $235,000, which is in the upper third of the assigned range; the Chief Credit Officer’s salary was adjusted to $195,000, which is slightly above the mid-point of the assigned range. The Human Resource Director’s salary was adjusted to $180,000, which is in the upper third of the assigned range. In February, 2008, Mark Nelson was promoted from Chief Banking Officer to Chief

Operating Officer. The Board approved Mr. Nelson’s promotion based on his expanded management responsibilities, including information services and banking operations. The salary range for the Chief Operating Officer position was established using peer benchmarking data provided by Watson Wyatt as part of the 2007 updated study. Mr. Nelson’s new salary was set at $235,000, which is slightly below the midpoint of the assigned range. In each case, the Compensation Committee felt that the salaries being paid are commensurate with the experience, qualifications and prior performance of the Named Executives.

Executive management informed the Compensation Committee in October 2008 that they would not accept any increase to base salary during 2009. Executive management will next be eligible for merit base salary increases in 2010.

Incentive Compensation

For the Chief Executive Officer, we design the incentive compensation to reward company-wide performance by tying awards primarily to earnings growth, loan and deposit growth, and improvements in the Company’s performance ratios and achievement of various strategic initiatives. Although company-wide performance is also a factor in determining executive compensation for other executives, we design the “incentive” compensation for that group of executives towards the achievement of specific operational goals within areas under the control of the relevant executive.

Short-Term Incentive Contribution. Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of Columbia as well as specific individual performance targets. The performance targets may be based on one or more of the following criteria:, increasing earnings, lowering our efficiency ratio, and successfully pursuing initiatives in support of Columbia’s growth strategy. The design of this bonus program reflects the guidance provided by Watson Wyatt; each position is assigned a target incentive which reflects the position’s relative importance to the overall success of the Company as well as the levels of incentive opportunity offered to comparable positions within the Peer Group. The bonus program incorporates a scorecard format that lists, weights and prioritizes the primary annual performance targets for the Chief Executive Officer, as well as each of the executive officers. For each quantifiable performance measure selected, three levels of goals are defined to determine the amount of incentive that will be paid.

•	Acceptable—Below this level of performance, no incentive values are payable.

•	Expected—At this level of performance, 100% of the target incentive values are payable.

•	Outstanding—At this level of performance, 150% of the target incentive values are payable.

For each non-quantifiable performance measure, discretionary judgment is applied across a spectrum ranging from acceptable to outstanding.

The Chief Executive Officer’s scorecard for 2008 was developed by the Compensation Committee based on input from the Board. The Committee used this input to create Ms. Dressel’s incentive scorecard for 2008, which was recommended to, and approved by, the full Board and adopted at a regular Board meeting. Ms. Dressel’s 2008 short-term incentive scorecard includes the following elements:

Performance goals	Weighting
Improvement in net income	25%
Improvement in Efficiency Ratio	25%
Completion of strategic initiatives	50%

For each of the Named Executives, a 2008 short-term incentive scorecard was developed, which took into consideration the Company’s annual business plan and strategic plan. In those cases where an executive has responsibility for line-of-business performance, the performance goals are more heavily weighted toward operational performance. When an executive has broader corporate responsibility, such as our Chief Executive Officer, the goals are tailored to his or her particular objectives for the year. In each case, Columbia’s factors relating to overall financial performance represents a 50% factor in determining the short-term incentive award, and factors relating to strategic initiatives and leadership development represent 50%. The overall financial performance factors are the same for all the executive vice presidents, while the performance factors for the strategic initiatives and leadership development were unique to each Named Executive based upon his area of responsibility.

In 2008, Columbia’s net income fell below the “Acceptable” level, so no incentive value was calculated for this performance objective. All other performance objectives resulted in either acceptable or expected levels of performance. The efficiency ratio target was surpassed. Several strategic initiatives were undertaken and achieved which were related to strategic planning, succession planning and market growth planning. However, even though these incentive scorecard performance objectives were met in 2008 and would have resulted in payment of some incentive award, executive management felt it would be inappropriate to accept any short term incentive payment in 2009 when shareholders experienced an significant reduction in the value of their stock and quarterly dividends. As a result, executive management informed the Compensation Committee in October 2008 that they would not accept a cash bonus in 2009 relating to 2008 performance.

Long Term Equity Compensation. Columbia’s compensation philosophy recognizes that executive officers and other key management should have a meaningful portion of their total compensation opportunity tied to shareholder return that is directly aligned with our long-term vision of growth and profitability. Columbia’s use of stock-based compensation is an important element of employee compensation that facilitates the alignment of management’s goals with the goals of the shareholders and the retention of executive management and other key employees. Columbia’s use of stock-based compensation is based on the principles that:

•	stock-based compensation is an important element of executive pay;

•	the grant of equity compensation is based on performance measures; and

•	owning stock is an important ingredient in forming the partnership of the employee with the goals of the organization and the shareholders.

In establishing award levels, we do not consider the equity ownership levels of the recipients or prior awards that are fully vested. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in Columbia and, accordingly, to remain competitive, we cannot afford to give credit for that factor either.

Levels of awards are considered using a multiple of salary, market conditions and the executives’ level of contribution to the Company based on the attainment of Company and individual goals. The Chief Executive Officer awards are based primarily on Company performance and the awards for the remainder of executive management are based on a combination of Company financial performance and goals specific to their area of responsibility as related to the Company’s strategic initiatives and leadership development goals. In making decisions about equity compensation, the Committee is guided by the Watson Wyatt report to ensure that equity award levels for our executives are competitive when compared to companies in our Peer Group.

Historically, the primary form of equity compensation consisted of non-qualified and incentive stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. However, beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), which makes the accounting treatment of stock options less attractive. As a result, we addressed the feasibility of granting shares of restricted stock to employees, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to use fewer shares, thereby reducing potential dilution to existing shareholders. Award levels vary among participants based on their positions with the Company. Grants for 2008 were made at the February meeting of the Compensation Committee. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for equity awards is established at the fair market value of the closing price of our stock on the date the Board approves the grant.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for its executive officers. The guidelines are intended to help closely align the financial interests of these officers with those of Columbia’s shareholders. Officers are expected to make continuing progress towards compliance with the guidelines during a five-year period.

The ownership guidelines are as follows: (1) senior executive officers (currently including the positions of Chief Executive Officer, President, and Chief Operating Officer) have a required minimum ownership of approximately 28,000 shares; and (2) the Chief Banking Officer, Chief Credit Officer, Chief Financial Officer and Executive Vice President in charge of Human Resources have a required minimum ownership of approximately 21,000 shares. All of the Company’s executive officers have exceeded the required minimum, except Mr. Nelson, who has until February 2013 to do so, Mr. McDonald, who has until June 2009 to do so, and Mr. Roberts, who has until April 2012 to do so.

The Board has also approved stock ownership guidelines that call for directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. At year-end 2008 all directors and executive officers who had been with the Company for five years or more had exceeded the ownership guidelines, except Mr. Nelson who’s target ownership level increased with his promotion to Chief Operating Officer in February, 2008. He has until February, 2013 to meet his new requirement.

Retirement Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives. The Company has not adopted a formal pension plan but, instead, has provided retirement benefits to its executives in the form of Supplemental Executive Retirement and Compensation Plans (“SERPs”) and Deferred Compensation Plan. In 2004, the Company terminated the use of further SERPs and adopted the Supplemental Compensation or “Unit Plan” for future executives.

Supplemental Executive Retirement Plan and Bank Owned Life Insurance Policies. In 2001, Columbia implemented a SERP for certain executive officers of Columbia to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (“BOLI policies”) on the lives of the executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses. Further, the Company benefits from any future death benefits paid out under these BOLI policies. A description of the SERP is located in the section “Post Employment and Termination Benefits” of this proxy statement. The quantitative elements of the SERP are provided in the Pension Benefit Table, which is included with the Compensation Tables provided in this proxy statement.

Supplemental Compensation Plan. Starting in 2004, the Company began using “Unit Plans” as the supplemental compensation arrangement for providing retirement benefits for executive officers. The Unit Plan vehicle was selected following actuarial analysis which indicated that the Unit Plan approach was a more straightforward, cost effective vehicle for delivering competitive retirement benefits to future executive officers. In June 2004, the Company entered into a supplemental compensation arrangement (“Unit Plan”) with Andrew L. McDonald, Executive Vice President/Chief Credit Officer. Mr. McDonald received a second Unit Plan in 2006 and a third Unit Plan in 2007. The subsequent Unit Plans were awarded to Mr. McDonald in recognition of his level of responsibility and the Compensation Committee’s desire to retain Mr. McDonald’s services. Each of

Mr. McDonald’s Unit Plans has the same terms. The vesting schedules are ten years from the date of implementation, and each will pay $25,000 per year for ten years after vesting. If Mr. McDonald terminates employment prior to vesting during the respective ten-year periods, the entire amount of the Unit Plan benefit is forfeited. Once receiving the benefit, there is a non-competition clause against Mr. McDonald gaining employment with a competing organization during the benefit distribution period. In 2008, the Company entered into a Unit Plan with Kent L. Roberts, Executive Vice President, Human Resource Director. The vesting schedule for this Unit Plan is five years and will pay $25,000 per year for five years after vesting. If Mr. Roberts terminates employment prior to vesting during the five year period, the entire benefit is forfeited. Once receiving the benefit, there is a non-competition clause against Mr. Roberts gaining employment with a competing organization during the benefit distribution period.

Executive Deferred Compensation Plan. In February 2004, the Board of Directors adopted a Deferred Compensation Plan known as the 401 Plus Plan (“EDCP”) for certain directors and all “Highly Compensated Employees” (as defined by IRS regulations). The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of their salary to be earned in the calendar year, and up to 100% of any cash bonuses. This plan allows for additional deferral of taxable income because of regulatory restrictions imposed on highly compensated employees’ participation in the Company’s 401(k) Plan. Currently, interest paid on the participant deferrals is Libor plus 3.58%, the same rate as is paid on the Company’s Trust Preferred Securities.

Non-employee directors may also participate in this plan and elect to have any portion, up to 100%, of their director’s fees deferred. Participants are unsecured creditors of the Company and, as such, have their cash at risk.

Cash or Deferred 401(k) Plan. For 2008, each Named Executive received a matching contribution equal to 3.0% of his or her contributions for the Company’s 401(k) Plan in accordance with the provisions of the 401(k) Plan. At its January 2009 Board Meeting, the Board approved for all Company employees a discretionary contribution to the 401(k) Plan equal to 3.0% of each employee’s eligible earnings. In each of the previous fifteen years since the plan’s inception, the matching contribution has been 5%. The contribution was lowered to 3% in light of lower earnings experienced in 2008.

Executive Employment and Severance/Change of Control Agreements

Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The Company believes that an employment agreement helps protect the interests of our shareholders in a number of meaningful ways. First, it guarantees continuity of leadership through retention; second, it contains a non-compete provision that remains in force for duration of the pay-out period. Third, and perhaps most importantly, an employment agreement reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions. The term of the employment agreement with Ms. Dressel is a rolling three-year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement).

Ms. Dressel’s employment agreement previously provided that if payments to her would constitute an “excess parachute” payment under the Internal Revenue Code, she would receive a “gross up” payment equal to the amount of excess tax imposed on her. In January 2009, Ms. Dressel recommended to Compensation Committee an amendment to her employment agreement removing the “gross up” provision and capping the amount of change in control related payments and benefits at the limits of Section 280G of the Code. The Compensation Committee and, subsequently, the full board approved the recommended amendment at their January 2009 meetings, to take effect February 1, 2009.

Columbia also entered into Severance/Change in Control Agreements with Mark W. Nelson, Executive Vice President and Chief Operating Officer, Andrew L. McDonald, Executive Vice President and Chief Credit Officer, Gary R. Schminkey, Executive Vice President and Chief Financial Officer and Kent L. Roberts, the Executive Vice President-Human Resources. The severance and change in control agreements contain provisions, similar to those contained in the employment agreement discussed above, that require payments in the event of termination of employment related to a change in control. We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the Company from the former executive as soon as practicable. While it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to most cleanly and expeditiously sever the relationship. The Severance/Change in Control Agreements for Mr. Nelson, Mr. Schminkey and Mr. McDonald provide for a lump-sum payment equal to two years’ annual salary. Mr. Roberts’ agreement provides for a lump-sum payment equal to one year’s annual salary. Because our Change in Control Agreements with our Named Executives require termination of employment in addition to a change in control, no executive vice president will be entitled to severance payments due to a change in control alone.

As described under “Post Employment and Termination Benefits—TARP-Restrictions on Compensation and Tax Deduction;” restrictions on payments to Named Executives upon termination are governed by the terms of EESA, as recently amended by ARRA. Until regulations implementing this legislation are issued, it is not possible to quantify how these restrictions will affect the termination arrangements described above.

Impact of EITF 06-4 Implementation on Executive Compensation in 2008

The Financial Accounting Standards Board’s Emerging Issues Task Force reached consensus on the accounting for split dollar life insurance arrangements between employers and employees in late 2006. EITF 06-4 determined that employers with such arrangements are required to recognize a liability for the postretirement benefit aspects of split dollar life insurance policies. Prior to this determination, the majority of companies with split dollar policies, including Columbia Bank, were not required to recognize any liability for carrying the arrangement into the postretirement period.

Following this determination, all companies were required to accrue expenses associated with these postretirement life insurance benefits as though the Company would pay the benefit, even though the Company retained and paid for insurance policies that would ultimately provide the benefit. On January 1, 2008, the effective date for implementation of EITF 06-4 at Columbia Bank, the Bank had twelve such split dollar life insurance arrangements in place. The twelve individuals included retired former executives, former executives of recently acquired banks and three current Named Executives (Melanie Dressel, Mark Nelson and Gary Schminkey). If these twelve split dollar life insurance arrangements were left in place, the effect would be a significant ongoing expense for the Bank.

The implementation of EITF 06-4 required the Bank to make a cumulative-effect adjustment to equity of $2,137,409 net of income taxes of $1,178,974 to book the liability associated with the present value of postretirement death benefits for the split dollar life insurance participants. Furthermore, leaving this benefit structure in place would require the Bank to accrue ongoing charges that would flow through the Company’s income statement. In 2008, the expected expense amount would have been approximately $196,000 and in subsequent years within the range of $148,000 to $166,000 annually, over the next five years.

Due to the adverse earnings impact on the Company, management felt compelled to explore a reasonable and appropriate method to mitigate the adverse impact of the new accounting treatment prescribed under EITF 06-4. After careful and deliberate review, and with the involvement of outside, independent legal counsel, tax counsel and our external auditors, management proposed an alternative strategy to the Compensation Committee. Management proposed a Replacement Policy Program as the most efficient means of minimizing the adverse impact to the Company. Ultimately, the Compensation Committee, following careful review, agreed to recommend the program to the full Board, which approved it on October 24, 2007, for implementation in the first quarter 2008. Specifically, the Replacement Policy Program offered the twelve covered participants a replacement life insurance policy that would be paid for by the Bank offering life insurance benefits comparable to what they received previously. In return, they would agree to terminate the postretirement split dollar life insurance benefits. As a result, the Bank would ultimately receive 100% of the death benefit proceeds derived from the split dollar policies.

In order to accomplish this, the Bank first implemented EITF 06-4 as required in January 2008. This resulted in a $2,137,409 net of tax reduction to equity to recognize the liability. Then, the Bank purchased single premium replacement policies to exchange with the participants. This purchase created a taxable event for each participant. To minimize the tax consequences, the Bank provided a “gross up” payment to help offset the individual’s income tax liability created by this exchange. Based on their acceptance of this offer, each of the twelve participants agreed to surrender their post retirement life insurance benefit in exchange for a paid up life insurance policy each now owns.

The termination of the postretirement benefit obligations permitted the Bank to reverse, through earnings, $3,270,251 of the liability established upon implementation of EITF 06-4. In 2008, the Bank recorded the expense associated with paying the single premium for each replacement insurance policy and the associated “gross up” payments. This total expense in 2008 for the twelve participants was $3,170,510. The net result of implementing this Replacement Policy Program was a one-time increase in pre-tax earnings of $99,741 in the second quarter of 2008. Furthermore, by providing the replacement life insurance policies, any further postretirement life insurance obligations for the participants are effectively terminated, meaning the Bank will avoid all future expenses associated with changes in the liability for postretirement life insurance benefits for these individuals. The expense for 2008 would have been $196,214 had the Replacement Policy Program not been implemented. When the $99,741 increased second quarter 2008 earnings is combined with the elimination of the $196,214 accrual for 2008 death benefits payable expense, the pre-tax earnings impact resulting from the Replacement Policy Program is a favorable $295,955, thereby accomplishing our goal of mitigating the potentially negative impact to the Company caused by the required implementation of EITF 06-4.

Three current Named Executives (Dressel, Nelson and Schminkey), each received replacement policies under this program. The value of the replacement policies and the associated gross up payments are shown as “Reportable Compensation” in the table below and are reflected in their total compensation for 2008. The “Reportable Compensation” amounts for each of the three Named Executives who participated in this program are described in footnotes to the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. If reportable compensation resulting from this one time event is netted out of the calculation, total direct compensation for the three Named Executives is down considerably versus the prior year. The following table illustrates the current year impact to pre-tax earnings of the Replacement Policy Program for the three current Named Executives and the other nine participants:

Name	Expense			Income From Extinguished Death Benefit Liability*	2008 Expense Accrual Eliminated By Replacement Policy Transaction*	2008 Bank Earnings Impact*
	Replacement Policy Premium	Tax Gross Up	Reportable Compensation
Dressel	(209,987)	(99,218)	(309,205)	308,709	18,523	18,027
Nelson	(271,109)	(128,099)	(399,208)	380,818	22,849	4,459
Schminkey	(216,194)	(102,152)	(318,346)	268,462	16,108	(33,776)
Others	(1,405,708)	(738,043)	(2,143,751)	2,312,262	138,734	307,245

Total	(2,102,998)	(1,067,512)	(3,170,510)	3,270,251	196,214	295,955

*	pre-tax

Perquisites and Other Benefits

We annually review the perquisites that executive management receives. They participate in other benefits the same as other employees. These plans include medical and dental insurance, disability insurance, and the Company’s 401 (k) Plan. Mileage reimbursement occurs based on business use of their personal vehicles. The Named Executives do not receive any other perquisites or benefits such as company-provided cars, car allowances, or country club memberships.

Impact of Tax Treatment of Compensation

The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to Columbia with the benefit/value to the executive. With regard to Internal Revenue Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. In this context, the Committee acts in an manner that, in its judgment, is in the best interests of Columbia.

As a participant in the TARP Capital Purchase Program, so long as the preferred stock Columbia issued and sold to Treasury under the TARP continues to be held by the federal government, compensation paid to executive officers upon termination and the tax deduction available to Columbia for compensation paid to certain executives is limited. Specifically, as it relates to tax treatment, the tax deduction previously available to the Company for compensation paid to executives covered by Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and the exception for “performance-based” compensation (which previously was not subject to the limit on tax deductible compensation) will no longer apply. A complete discussion regarding the restrictions on executive compensation and related tax consequences is more fully discussed under “Post Employment and Termination Benefits—Restrictions on Compensation and Tax Deduction” section below.

Board Process

The Compensation Committee of the Board of Directors reviews the Executive Vice Presidents’ salary, bonus and equity compensation based on the recommendation of Ms. Dressel, Chief Executive Officer. The

Compensation Committee reviews and recommends to the full Board of Directors the total compensation for Ms. Dressel. The Board of Directors is responsible for approving Ms. Dressel’s compensation, and all equity compensation executive management and other key employees, as recommended by the Compensation Committee.

Compensation Tables

The following table shows compensation paid or accrued for the last three fiscal years to Columbia’s Chief Executive Officer, Chief Financial Officer and each of the three Named Executives earning in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Melanie J. Dressel,	2008	$416,667	$0	$134,724	$0	$167,725	$324,155	$1,043,271
President and Chief Executive Officer	2007	393,333	117,000	113,139	0	142,400	20,273	786,145
	2006	352,500	20,000	60,683	0	104,273	30,271	567,727

Gary R. Schminkey,	2008	234,167	0	67,317	0	52,623	333,155	687,262
EVP & Chief Financial Officer	2007	222,500	46,000	56,603	0	44,634	19,917	389,654
	2006	206,667	20,000	30,342	0	32,119	17,428	306,556

Mark W. Nelson,	2008	231,667	0	67,317	0	104,654	414,436	818,074
EVP, Chief Operating Officer	2007	212,500	44,000	56,603	0	87,208	20,784	421,095
	2006	198,333	20,000	30,342	0	65,451	19,086	333,212

Andrew L. McDonald	2008	193,333	0	66,305	0	1,457	52,819	313,914
EVP, Chief Credit Officer	2007	183,333	37,900	56,603	5,803	1,732	55,627	340,998
	2006	173,333	20,000	30,342	14,522	1,633	18,290	258,120

Kent L. Roberts,	2008	177,500	0	22,563	0	2,404	27,962	230,429
EVP Director of Human Resources	2007	165,000	33,800	17,410	0	5,267	11,740	233,217

(1)	Amounts include discretionary contributions under the “Deferred Compensation Plan” as follows: Ms. Dressel $12,000; Mr. Schminkey $12,000; Mr. Nelson $12,000; Mr. McDonald $5,040; and Mr. Roberts $20,000. The material terms of the “Deferred Compensation Plan” are described below.

(2)	Represents the proportionate amount of the total fair value of the stock awards recognized by Columbia as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair value of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123(R). Assumptions used to calculate these amounts are set forth in the footnotes to the Grants of Plan-Based Awards Table and in the notes to the Company’s audited financial statements for the fiscal year ended 2008, included in the Company’s accompanying Annual Report.

(3)	The fair market value of the restricted stock awards granted in 2008 was based on the price of Columbia’s common stock at the close of business on February 27, 2008 ($24.09), the date in which the restricted stock awards were granted. The awards are held in escrow and become fully vested on February 27, 2012. The material terms of the restricted stock awards are discussed below.

(4)	The amount for Ms. Dressel includes $164,100 representing the increase during 2007 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan and $3,625 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

The amount for Mr. Schminkey includes $50,500 representing the increase during 2007 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan and $2,123 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

The amount for Mr. Nelson includes $103,200 representing the increase during 2007 in actuarial present value of accumulated benefit under the Supplemental Executive Retirement Plan, which he is not currently entitled to receive because such amounts are not vested and $1,454 in above-market earnings on the amounts deferred under the Deferred Compensation Plan. The material terms of both plans are described below under “Post Employment and Termination Benefits.”

The amount for Mr. McDonald represents above-market earnings on the amounts deferred under the Deferred Compensation Plan, the material terms of which are described below under “Post Employment and Termination Benefits.”

The amount for Mr. Roberts represents above-market earnings on the amounts deferred under the Deferred Compensation Plan, the material terms of both plans are described below under “Post Employment and Termination Benefits”.

(5)	Amount shown for Ms. Dressel includes $6,900 in 401(k) plan matching contributions, $7,620 in 401(k) and Deferred Compensation Plan discretionary contributions; $375 in split dollar insurance premiums; $54 in group term life insurance premiums; and $309,206 attributable to the BOLI replacement program which is described above under “The Impact of EITF 06-4 Implementation on Executive Compensation in 2008”.

Amount shown for Mr. Schminkey includes $6,900 in 401(k) plan matching contributions, $7,620 in 401(k) and Deferred Compensation Plan discretionary contributions; $260 in split dollar insurance premiums; $29 in group term life insurance premiums; and $318,346 attributable to the BOLI replacement program which is described above under “The Impact of EITF 06-4 Implementation on Executive Compensation in 2008”.

Amount shown for Mr. Nelson includes $6,900 in 401(k) plan matching contributions, $7,620 in 401(k) and Deferred Compensation Plan discretionary contributions; $654 in split dollar insurance premiums; $54 in group term life insurance premiums; and $399,208 attributable to the BOLI replacement program which is described above under “The Impact of EITF 06-4 Implementation on Executive Compensation in 2008”.

Amount shown for Mr. McDonald includes $6,786 in 401(k) plan matching contributions, $7,088 in 401(k) and Deferred Compensation Plan discretionary contributions; $450 in group term life insurance premiums; and $38,495 in Company contributions to a supplemental retirement benefit plan (“Unit Plan”).

Amount shown for Mr. Roberts includes $5,739 in 401(k) plan matching contributions, $6,939 in 401(k) and Deferred Compensation Plan discretionary contributions; $1,290 in group term life insurance premiums and $13,994 in Company contributions to a supplemental retirement benefit plan (“Unit Plan”).

(6)	Excluding the impact of the BOLI replacement program, total compensation in 2008 for Ms. Dressel was $734,065, a decrease of $52,080 from 2007.

Excluding the impact of the BOLI replacement program, total compensation in 2008 for Mr. Schminkey was $368,916, a decrease of $20,738 from 2007.

Excluding the impact of the BOLI replacement program, total compensation in 2008 for Mr. Nelson was $418,866, a decrease of $2,229 from 2007.

Incentive Bonus Plan. We have in place a discretionary Incentive Bonus Plan for the benefit of certain employees. Contributions by Columbia are based upon our year-end results of operations and attainment of goals by individuals. The size of the bonus pool is based upon an assessment of our performance as compared to both budgeted and prior fiscal year performance and the extent to which we achieved our overall goals. Once the bonus pool is determined, the Chief Executive Officer or other executive officers, as appropriate, make bonus recommendations to the Personnel and Compensation Committee, within the limits of the pool, based upon an evaluation of individual performance and contribution to our overall performance. In 2008, Columbia contributed $720,949 for awards to key performers through this Bonus Plan, compared to nearly $1.9 million in 2007. The Personnel and Compensation Committee determines the bonus to be paid to the Chief Executive Officer. For a discussion of the decisions and processes of the Company in determining incentive compensation for the Named Executives see the “Compensation Discussion & Analysis.” The amounts paid to the Named Executives under the Bonus Plan are included in the Bonus column of the Summary Compensation Table, however, no bonuses were paid to Named Executives in 2008.

Equity Compensation

Stock Option and Equity Compensation Plan. The Amended and Restated Stock Option and Equity Compensation Plan (the “Stock Option Plan”) has a term of ten years and provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights. All eligible employees and directors may participate in the Stock Option Plan. As of December 31, 2008, 201,981 shares are subject to granted but unexercised options and 116,752 shares remain available for future grant. As described below under Proposal No. 2—Amendment of Amended and Restated Stock Option and Equity Compensation Plan, our shareholders are being asked to approve the amendment of the Stock Option Plan to provide for an increase in the number of shares available for issuance by 700,000 shares.

The restricted stock awards that were granted to the Named Executives in 2008 vest gradually over four years and become fully vested in 2012, subject to the following conditions: (i) the executive must remain fully employed with Columbia; and (ii) any remaining restrictions on the awards will automatically be removed following a change in control.

2008 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Melanie J. Dressel	2/27/2008	6,000	$144,540
Gary R. Schminkey	2/27/2008	3,000	72,270
Mark W. Nelson	2/27/2008	3,000	72,270
Andrew L. McDonald	2/27/2008	2,500	60,225
Kent L. Roberts	2/27/2008	2,500	60,225

(1)	The restricted stock awards are held in escrow and become fully vested on February 27, 2012, , subject to certain conditions, as discussed in the section “Executive Compensation—Stock Option and Equity Compensation Plan”

(2)	The grant date fair value of the restricted stock awards was based on the price of Columbia’s common stock at the close of business on February 27, 2008 ($24.092), the date in which the restricted stock awards were granted.

2008 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Melanie J. Dressel		0	1,666	39,218
Gary R. Schminkey	6,064	108,485	833	19,609
Mark W. Nelson	10,500	125,625	833	19,609
Andrew L. McDonald	0	0	833	19,609
Kent L. Roberts	0		0	0

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares at the date of vesting.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Melanie J. Dressel		0			19,334	$230,655
Gary R. Schminkey		0			9,667	115,327
Mark W. Nelson		0			9,667	115,327
Andrew L. McDonald	5,000	0	21.66	05/26/2012	9,167	109,362
Kent L. Roberts	0	0	—	—	5,000	59,650

(1)	Restricted Stock Awards are held in escrow and become fully vested on February 28, 2010, February 22, 2011, December 13, 2011 and February 27, 2012.

Post Employment and Termination Benefits

The following is a discussion regarding the post employment and termination arrangements currently in place for the Named Executives. The amounts are bases on the maximum amounts that could be paid under these arrangements. As discussed in detail under “TARP—Restrictions on Compensation and Tax Deduction” set forth below, compensation paid in the event of termination will be limited under recent and pending legislation and regulations applicable to TARP participants. The specific effects of recent legislation and pending regulations on existing compensation arrangements with the Named Executives are unclear. We have noted below where such effects on amounts required to be reported in the tables cannot be determined until further guidance is provided by Treasury or the SEC. We have also summarized agreement provisions without knowing at this time whether or to what extent payments under the agreements will be permissible.

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2008.

2008 Nonqualified Deferred Compensation

Name	Executive Contribution in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Melanie J. Dressel	$12,000	$720	$12,858	$193,092
Gary R. Schminkey	12,000	720	7,517	115,536
Mark W. Nelson	12,000	720	5,108	80,545
Andrew L. McDonald	5,040	302	5,240	78,775
Kent L. Roberts	20,000	1,200	7,553	120,293

(1)	Amounts deferred in 2008 under the 401 Plus Plan, the terms of which are described below. These amounts are reflected in the Salary column of the Salary Compensation Table.

(2)	The interest rate shall be equal to the three month LIBOR rate plus 3.58%. The Plan Administrator shall annually review the calculation of the rate of interest that will be applied to DCAs (the “Interest Crediting Rate”) for appropriateness. The Interest Crediting Rate shall be adjusted quarterly for fluctuations in the three-month LIBOR rate. Plan participants will be notified of any adjustments to the Crediting Rate.

On the last date of each month, the DCA maintained for each Participant shall be credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance in the DCA for that month. The amount so credited shall be treated as a part of the credit balance of the DCA for all purposes of this Plan. As used herein, the average balance in a DCA for a month shall be equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

Deferred Compensation Plan. In February 2004, the Board adopted a deferred compensation plan known as the 401 Plus Plan (“EDCP”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The EDCP generally provides for the deferral of certain taxable income earned by participants in the EDCP. Non-employee directors may elect to have any portion, up to 100% of his or her director’s fees deferred. Designated officers or key employees may elect to defer annually under the EDCP up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses.

Distribution Election Notice. At the time a Participant first makes an election to defer Covered Compensation, he must deliver to the Company a signed “Distribution Election Notice” in which he elects to receive distributions of the credit balance in his DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed one hundred twenty (120) months. A Participant may change such election from time to time; but if a “Distribution Election Notice” is delivered to the Company less than twelve (12) calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the “Distribution Election Notice” that was last delivered to the Company before such twelve (12) calendar month period as the effective notice.

Distributions Upon Retirement or Disability. The Company will distribute the credit balance in a DCA maintained for a Participant at the time he retires or becomes disabled as either a single lump-sum or monthly installment payments, as elected by the Participant. If the Participant has elected a single lump-sum distribution, such distribution will be made within ninety (90) days after the date that a Participant Retires or becomes Disabled. If the Participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a Participant Retires or becomes Disabled and continuing until the full amount of the DCA maintained for the Participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the Participant dies after monthly installment payments of the credit balance in the DCA maintained for him have begun, then the remaining credit balance in the DCA will be distributed to his Designated Beneficiary in a single lump-sum within thirty (30) days after the Company receives notice that Participant has died.

Lump Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000. Notwithstanding a Participant’s election to receive a distribution of the credit balance in the DCA maintained for him in the form of monthly installment payments, such credit balance will be distributed to the Participant in a single lump-sum within ninety (90) days after the date on which he terminates his services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he Retires or becomes Disabled, or (ii) if the credit balance of the DCA maintained for him does not exceed twenty-five thousand dollars ($25,000). If a Participant’s services or employment with the Company is terminated because of his death, the credit balance in the Participant’s DCA will be distributed to his Designated Beneficiary.

2008 Pension Benefits

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)
Melanie J. Dressel	SERP	16	$746,500
Gary R. Schminkey	SERP	16	230,100
Mark W. Nelson	SERP	6	469,400
Andrew L. McDonald	N/A	N/A	N/A
Kent L. Roberts	N/A	N/A	N/A

(1)	The terms of the Supplemental Executive Retirement Plan (SERP) are described below.

(2)	Under the terms of the SERP, executives must, in addition to other conditions, be fully vested, which requires that the executive be employed by Columbia for at least six years. Each of Ms. Dressel and Mr. Schminkey are 100% vested; Mr. Nelson is 50% vested, and will attain full vesting in 2013.

(3)	The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon attaining age 65 is as follows: Ms. Dressel $294,688; Messrs. Schminkey and Nelson $206,957 and $161,627, respectively.

Supplemental Executive Retirement Plan. In 2001, Columbia implemented a supplemental executive retirement plan (SERP) for certain executive officers of Columbia (the “Executives”) to provide retirement benefits to those officers. The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased single premium Bank Owned Life Insurance (BOLI policies) on the lives of the Executives and other officers and intends to use income from the BOLI policies to offset SERP benefit expenses.

The SERP provides the Executives with lifetime retirement benefits generally targeted to be the lesser of a fixed initial amount or 60% of the Executive’s respective final full year of total compensation (as shown on Form W-2). The SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Executive attain age 65 (62 in the event of a change in control). The SERP includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Executives benefit. These potential adjustments include provisions for early retirement at a reduced benefit amount, and a 2% annual inflation adjustment to benefit payments. Executives terminated pursuant to a change in control of Columbia, or disabled under any circumstances will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Executive violates non-competition requirements or if Executive is terminated for cause or resigns voluntarily before achieving 100% vesting. The retirement benefits are funded from accruals to a benefit account during the participant’s employment. The amount of the accrual is determined annually. The executive attains vesting by years of service; vesting 20% per year and becoming fully vested after five years.

Prior to 2008, the BOLI policies included “split dollar life insurance” arrangements with various Executives, including Ms. Dressel and Messrs. Nelson and Schminkey. These arrangements provided for a split dollar share of the death benefit proceeds from the BOLI policies to be paid to the Executives’ designated beneficiaries, the amount of which varied depending on the Executive’s age at death, employment status at the time of death, and eligibility to receive SERP payments.

Prior to 2008, Columbia was not required to recognize any liability for carrying the split dollar insurance arrangement into the postretirement period under applicable accounting standards. Effective January 1, 2008, new accounting standards were adopted which required recognition of such liabilities. As a result, the split dollar arrangements would have involved a significant ongoing expense for the Company. Accordingly, the Company determined to provide the Executives with replacement life insurance policies, paid for by the Company and to be owned by the Executives, offering benefits comparable to those under the split dollar arrangement. In exchange, the Executives agreed to terminate the postretirement split dollar life insurance benefits to which they had previously been entitled. Accordingly, the Company will now receive 100% of the death benefit proceeds of the BOLI policies.

The exchange of the previous split dollar life insurance arrangement for the replacement life insurance policies created a taxable event of each of the Executives. The Company thus provided each such Executive with a “gross up” payment to offset the income tax liability that resulted from the exchange.

For further information about the exchange of the split dollar life insurance arrangements for the replacement life insurance policies, see “Executive Compensation—Compensation Discussion and Analysis—Impact of EITF 06-4 Implementation on Executive Compensation in 2008” in this proxy statement.

Executive Employment Agreement. Ms. Dressel serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel is a rolling three year term that provides for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provides that if her employment is terminated without cause or if she resigns for good reason, then she will receive salary and benefits for the greater of two years or the balance of the contract term, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements will lapse. The employment agreement also provides for certain benefits and payments if Ms. Dressel’s employment is terminated in connection with a change in control (as defined in the agreement). In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), Ms. Dressel will receive an amount equal to two times any incentive payment she received during the year preceding her termination, and all of her stock awards will fully vest or any restrictions will be removed. In the event Ms. Dressel is terminated without cause, or she terminates for good reason, and within six months the Company publicly announces a change in control, upon closing of the change in control, she will be entitled to receive the change in control payments set forth above, less any payments that she received as a termination payment.

Effective February 1, 2009, Ms. Dressel voluntarily agreed to an amendment to her employment agreement that provides that if the total payment and benefits to be received by her as a result of a termination of employment in connection with a change in control would be in an amount that would cause them to be a “parachute payment” within the meaning, of Section 280G of the Code, such payments will be reduced so that the total amount of such payments and benefits is $1 less than the amount constituting a parachute payment.

The table below shows the maximum amounts that could be paid to Ms. Dressel under her agreement, without giving effect to forthcoming guidance and regulations related to the recent legislation restricting executive compensation of TARP participants and (i) is based on the executive’s salary at December 31, 2008; and (ii) assumes the triggering event was December 31, 2008. As indicated below, pending implementing regulations, the effects of recent legislation are unclear on amounts payable under the applicable agreement.

	Termination /Change in Control Payments						Termination w/o Cause		Termination due to CIC
	Death		Disability		Voluntary Termination For Good Reason
2x base salary	$—		$—		$840,000		$840,000		$840,000
Excise tax true-up	—		—		132,922		132,922		169,950
Base salary(1)	—		—		972,922		972,922		1,009,950
Targeted incentive bonus	—		—		—		—		234,000
Benefits payable under SERP(2)	—		294,688		162,078		294,688		206,282
Life Insurance Proceeds(3)	400,000		—		—		—		—
Medical Er-Paid	—		—		5,781		5,781		5,781
Dental Er-Paid	—		—		624		624		624
Healthcare and other benefits	—		—		12,810		12,810		12,810
401(k) employer contribution	—		—		6,900		6,900		6,900
FMV of accelerated equity vesting(4)	230,655		230,655		230,655		230,655		230,655
Accrued vacation	—		—		—		—		—
Perquisites	—		—		—		—		—
Total	$630,655		$525,343		$1,385,365		$1,517,975		$1,700,596
Total allowed under TARP		(5)		(5)		(5)		(5)		(5)

(1)	Termination without Cause and Voluntary Termination for Good Reason: Represents two times Ms. Dressel’s annual salary and a tax gross-up payment for excise taxes payable under Section 4999 of the Code of approximately $132,922.Termination due to Change in Control: Represents two times Ms. Dressel’s annual salary and targeted incentive bonus and a tax gross-up payment for excise taxes payable under Section 4999 of the Code of approximately $169,950.

(2)	Represents maximum annual lifetime benefit payable and is subject to a 2% annual inflation adjustment.

(3)	The dollar amount represents amounts that would be due to Ms. Dressel’s beneficiaries under group term life insurance program that provides a benefit for employees generally equal to two times salary as of the date of death, subject to a cap of $200,000. Such amounts would be paid by insurance companies rather than by us.

(4)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2008 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

(5)	Under the TARP Capital Purchase Program, restrictions on payments made to the Named Executives upon termination are governed by the terms of EESA, as recently amended by ARRA. Until such time as Treasury issues implementing regulations governing EESA, it is not possible to quantify how such restrictions will affect payments under the applicable agreement.

Severance (Change in Control) Agreements. Columbia Bank has entered into severance (renamed change in control) agreements with Mark W. Nelson, Executive Vice President and Chief Operating Officer, Andrew L. McDonald, Executive Vice President and Chief Credit Officer and Gary R. Schminkey, Executive Vice President and Chief Financial Officer and Kent L. Roberts, Executive Vice President and Director of Human Resources. The agreements contain provisions, similar to those contained in the employment agreement discussed above that require payments in the event of termination of employment related to a change in control. Under the terms of the agreements, following termination arising out of a change in control situation, the executives are entitled to (i) receive their base salary for terms of two years (one year in the case of Mr. Roberts); (ii) accelerate the vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that they will not compete with Columbia or any of its subsidiaries for up to three years (one year in the case of Mr. Roberts) after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the agreements become operable only in certain circumstances involving a change in control.

Under the terms of the agreements, the executive’s severance benefit will be reduced as necessary to avoid application of Section 4999 of the Code. The terms of the agreements are five years unless otherwise extended in writing.

Unit Plans. The Company has entered into three Unit Plans with Andrew L. McDonald. The plans are provide primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that Mr. McDonald will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event Mr. McDonald’s employment is terminated by the Company without cause, or he is terminated due to disability, Mr. McDonald will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If Mr. McDonald leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause against the participant gaining employment with a competing organization.

The table below shows the maximum amounts that could be paid to the executives Schminkey, Nelson, McDonald and Roberts under their respective agreements, without giving effect to forthcoming guidance and regulations related to the recent legislation restricting executive compensation of TARP participants and is based on (i) the executive’s salary at December 31, 2008; and (ii) assumes the triggering event was December 31, 2008. As indicate below, pending implementing regulations, the effects of recent legislation are unclear on amounts payable under the applicable agreements.

Name	Death (b)(1)		Termination Without Cause or Due to Disability (c)(2)		Voluntary Termination Prior to Change in Control (d)(3)		Termination without Cause Following Change in Control						Total Payments to Executive for Termination without Cause Following a Change in Control (h)
							Salary		Equity (f)(5)		Other Compensation (g)(2)
Gary R. Schminkey	$400,000		$206,957		$103,479		$470,000		$115,327		$206,957		$792,284
Mark W. Nelson	400,000		80,814		0		470,000		115,327		80,814		666,141
Andrew L. McDonald	390,000		25,000		0		390,000		109,362		0		499,362
Kent L. Roberts	360,000		5,000		0		180,000		59,650		0		239,650
Total	$1,550,000		$317,771		$103,479		$1,510,000		$399,666		$287,771		$2,197,437
Total allowed under TARP		(6)		(6)		(6)		(6)		(6)		(6)		(6)

(1)	The dollar amount represents amounts that would be due to the executive’s beneficiaries under group term life insurance program that provides a benefit for employees generally equal to two times salary as of the date of death, subject to a cap of $200,000. Such amounts would be paid by insurance companies rather than by us.

(2)	The amount shown for Mr. Schminkey represents the maximum annual lifetime benefit payable under his SERP and is subject to a 2% annual inflation adjustment.
The amount shown for Mr. Nelson represents the maximum annual lifetime benefit payable under his SERP and is subject to a 2% annual inflation adjustment.
The amount shown for Mr. McDonald represents annual benefit payable for a period of ten years.

The amount shown for Mr. Roberts represents annual benefit payable for a period of five years.

(3)	The amount shown for Mr. Schminkey represents the maximum annual lifetime benefit payable under his SERP, once he attains age 55, and is subject to a 2% annual inflation adjustment.

(4)	Represents two times each named executive’s annual base salary.

(5)	For purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the Company’s December 31, 2008 closing stock price and the strike price of the accelerated equity awards. It is expected that in the event of a change in control, the per share settlement stock price would be substantially higher than that used in this table.

(6)	Under the TARP Capital Purchase Program, restrictions on payments made to the Named Executives upon termination are governed by the terms of EESA, as recently amended by ARRA. Until such time as Treasury issues implementing regulations governing EESA, it is not possible to quantify how such restrictions will affect the payments under these respective agreements.

TARP—Restrictions on Compensation and Tax Deduction

As noted above, Columbia participated in and received from the Treasury $76.9 million under the TARP Capital Purchase Program in exchange for shares of Columbia preferred stock and a common stock purchase warrant. Under the TARP Capital Purchase Program, so long as the preferred stock issued and sold to Treasury under the TARP Capital Purchase Program continues to be held by the federal government, compensation payable to Columbia’s top five executive officers upon termination and the tax deduction available to Columbia for compensation paid to certain executives will be limited. In addition, recently enacted legislation appears to prohibit the payment of severance payments to any of the top five executive officers of Columbia, subject to clarification in pending regulations. Further, the tax deduction available to Columba for compensation paid to covered executives has been reduced from $1 million to $500,000 of compensation, and the exception for “performance-based” compensation (which previously was excluded from the calculation of the limit on deductible compensation) will no longer apply.

Other Employee Benefits

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995 and amended in January 2000. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2008, there were 29,141 shares available for purchase under the ESPP. As described below under “Proposal No. 3—Amendment of Employee Stock Purchase Plan,” our shareholders are being asked to approve the amendment of the ESPP to increase the number of shares available under the ESPP by 750,000 shares.

MANAGEMENT

Executive Officers who are not Directors

The following table sets forth information with respect to the executive officers during 2008 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company since
Andrew L. McDonald(1)	49	Executive Vice President/Chief Credit Officer	2004
Mark W. Nelson(2)	57	Executive Vice President/Chief Operating Officer	2002
Gary R. Schminkey	51	Executive Vice President and Chief Financial Officer	1993
Kent L. Roberts(3)	57	Executive Vice President/Human Resources	2007

(1)	Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at U S Bank. Mr. McDonald’s experience in banking spans over 18 years and includes senior credit officer positions with US Bank and West One Bank, as well as, managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.

(2)	Mr. Nelson joined Columbia Bank as an Executive Vice President and Senior Credit Officer in October 2002 and was appointed a director of Bank of Astoria in 2005. Prior to joining Columbia Bank, Mr. Nelson was a Senior Vice President and Chief Lending Officer at Whidbey Island Bank. His 35 years of banking experience include serving in different capacities with Evergreen Bank, Bank of America and Puget Sound National Bank.

(3)	Mr. Roberts joined Columbia Bank in December 2006 as Senior Vice President and Director of Human Resources following the retirement of Mr. Whitney effective January 3, 2007. In April, he was promoted to Executive Vice President/Director of Human Resources. Prior to joining Columbia Bank, Mr. Roberts served as Vice President of the Organizational Department at Bird’s Eye Food.

PROPOSAL NO. 2

AMENDMENT TO AMENDED AND RESTATED STOCK OPTION

AND EQUITY COMPENSATION PLAN

We have historically maintained a stock option plan for the benefit of our employees and directors. Our stock option plan was originally adopted in 1998, and has been subsequently amended. In 2005 the Board and our shareholders approved amendments which, among other things, renamed the original stock option plan as the “Amended and Restated Stock Option and Equity Compensation Plan,” which is referred to in this proxy statement as the “Stock Option Plan.”

The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional performance and long-term incentives for future contributions to the Company. Given that Columbia’s compensation levels are relatively moderate, the Board believes that stock-based compensation is an important element to attract and retain the best people to help grow the Company and its earnings.

Stock options and stock awards may be granted under the Stock Option Plan to those employees (including persons newly hired but not yet working) and directors as the Personnel and Compensation Committee from time to time selects, but non-employee directors and newly hired employees who have not begun work may not be granted “incentive stock options” as described below.

The Stock Option Plan currently authorizes the issuance of up to 289,592 shares of common stock (or 1.6% of outstanding shares at January 31, 2009). Of those shares, 201,981 are granted but unexercised options or granted equity awards, and only 87,611 shares remain available for future grant or issuance. Accordingly, the Board is proposing to increase the number of shares available under the Stock Option Plan by 700,000 shares, from 87,611 to 787,611, increasing the percentage ratio of the amount of shares available under the Stock Option Plan to 4.3% of outstanding shares as of January 31, 2009. The Board believes that this amount is below many of our peer financial institutions.

The Board recommends that shareholders approve amendment of the Stock Option Plan in order to allow the Company to continue to offer stock options and alternative equity awards to employees and directors as part of its overall compensation package. The material features of the Stock Option Plan are summarized below. A copy of the full text of the Stock Option Plan will be provided without charge upon request.

Material Terms of the Stock Option Plan

The Stock Option Plan provides for the issuance of both incentive stock options and nonqualified stock options. Additionally, the Stock Option Plan provides for the issuance of restricted shares, stock appreciation rights and restricted stock units. Under the Stock Option Plan, the grant of a stock option, restricted share, stock appreciation award, stock appreciation right or restricted stock unit is referred to as an “Award.”

The Stock Option Plan is unlimited in duration, although to the extent required by the Code, no Incentive Stock Option may be granted on a date that is more than 10 years from the date of the Stock Option Plan or amendment increasing shares available under the Stock Option Plan. The Stock Option Plan may be terminated at any time by the Board. Any shares subject to an Award that are forfeited will be returned and made available for further grant under the Stock Option Plan.

The Stock Option Plan is administered by the Personnel and Compensation Committee.

Stock Options

Options granted under the Stock Option Plan may include incentive stock options intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Internal Revenue Code and “non-qualified options.”

The option price for each option granted under the Stock Option Plan is determined by the Personnel and Compensation Committee, but may not be less than 100% of the fair market value on the date of grant. “Fair market value” means the closing sale price of Columbia common stock as reported on the Nasdaq Global Select Market. The exercise price for shares purchased upon the exercise of an option must be paid in cash or such other consideration, including already owned shares of Columbia common stock, acceptable to the Personnel and Compensation Committee.

The terms of options granted will be fixed by the Personnel and Compensation Committee. No incentive stock option will be exercisable after 10 years from the date of grant. Each option is subject to a vesting schedule determined by the Personnel and Compensation Committee. The Stock Option Plan sets forth various expiration dates in the event of the termination of employment by an optionee.

Restricted Stock Awards

A Restricted Stock Award means a share of common stock issued to an employee or director that is subject to restrictions and conditions. The Restricted Stock Award is evidenced by a written agreement that contains terms and conditions consistent with those of the Stock Option Agreement. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Committee. Certificates representing the Award may be held in escrow. Shares of common stock that are part of an Award will vest upon satisfying conditions determined by the Committee, including, for example, completing a specified number of years of service or attaining performance goals. Any portion of an Award that is not vested because the specified objectives were not attained is forfeited. An employee or director holding a Restricted Stock Award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the Award.

Restricted Stock Unit

A Restricted Stock Unit means the right to receive common stock or a payment in cash in an amount equal to the fair market value of such common stock on the date of exercise of the right to receive payments under the Restricted Stock Unit. A Restricted Stock Unit is evidenced by a written agreement that contains terms and conditions consistent with those of the Stock Option Plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Committee. An employee or director holding a Restricted Stock Unit will have none of the rights of a shareholder until such time as shares, if any, are actually issued. Any portion of an Award that is not vested because the specified objectives were not attained is forfeited.

Stock Appreciation Right

A Stock Appreciation Right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the common stock on the date of exercise of the right to receive payments under the Stock Appreciation Right and the fair market value of the common stock on the date of grant. The Stock Appreciation Right is evidenced by a written agreement that contains terms and conditions consistent with those of the Stock Option Plan.

Tax Consequences

Incentive Stock Options. Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option. The exercise price of incentive stock options may be no less than the fair market value of the common stock of Columbia at the time of grant.

Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess. For example, if an option that otherwise qualifies as an incentive stock option is granted in the current calendar year to acquire 20,000 shares at an exercise price of $10 per share (the fair market value of the stock at the time the option is granted) and the option can be exercised to acquire all 20,000 shares in the current calendar year, then the option will be treated as an incentive stock option with respect to 10,000 shares and a nonqualified stock option with respect to the remaining 10,000 shares. On the other hand, if the option is granted in the current calendar year, but it provides that it can be exercised to acquire 10,000 shares in the current calendar year and 10,000 shares in the following calendar year, then the option will be treated as an incentive stock option with respect to all 20,000 shares, even if the grantee chooses to not exercise any part of the option in the current calendar year and instead waits until the following calendar year to exercise the option to acquire 20,000 shares.

Nonqualified Stock Options. The holder of a nonqualified stock option recognizes income subject to federal income tax on the date of exercise of such option. The holder is taxed on the excess of (i) the fair market value of the stock (measured on the date of exercise) acquired upon exercise of the option over (ii) the option exercise price. The income is taxable at ordinary income rates and the Company is entitled to a deduction for the amount included by the holder in income. The exercise price of nonqualified options granted under the Plan may be no less than the fair market value of the common stock of Columbia at the time of grant.

Restricted Stock Awards. A grantee of Restricted Stock will generally not be subject to federal income tax with respect to the stock at the time of grant if the stock is subject to a substantial risk of forfeiture. Instead, the grantee is subject to federal income tax with respect to such stock in the taxable year in which the stock is transferable or is no longer subject to such substantial risk of forfeiture, whichever is applicable. The amount that the grantee must include in gross income with respect to the restricted stock is the excess of the fair market value of the stock at the time it is transferable or no longer subject to a substantial risk of forfeiture, whichever is applicable, over the amount (if any) that was paid for the stock. In lieu of the foregoing, a grantee of restricted stock can make a special election under Section 83(b) of the U.S. Internal Revenue Code to include in gross income, for the taxable year in which the stock is granted, the excess of the fair market value of the stock at the time of grant over the amount (if any) paid for the stock. The Company is entitled to a deduction for the amount included by the grantee in income.

Restricted Stock Units. The grant of a Restricted Stock Unit will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Restricted Stock Unit. At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee. Income tax withholding would be required.

Stock Appreciation Rights. The grant of a Stock Appreciation Right will result in no income to the grantee or deduction for the Company until such time as payments are actually made to the grantee under the Stock Appreciation Right. At the time the Company makes such payment, the grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the grantee. Income tax withholding would be required.

Voting to Amend the Stock Option Plan

The affirmative vote of a majority of those shares present and entitled to vote is required to amend the Stock Option Plan. Brokers do not have discretion to cast a vote FOR the amendment of the Stock Option Plan without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends that you vote FOR the amendment of the Stock Option Plan as described above.

PROPOSAL NO. 3

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

We have maintained an Employee Stock Purchase Plan (“ESPP”) since 1995. The Board believes that stock-based incentives such as the ESPP are important to attract and retain the services of employees as demonstrated by our history. Encouraging ownership of our common stock by our employees promotes our success by giving our employees an additional incentive to make contributions to our long-term future, and helping to create an “ownership” mentality throughout the Company. Given that Columbia’s compensation levels are relatively moderate, the Board believes that stock-based incentives such as the ESPP are an important element to attract and retain the best people to help grow the Company and its earnings.

The ESPP currently provides for the grant of up to 331,645 shares (as adjusted for stock splits and stock dividends). As of December 31, 2008, 302,504 shares had been issued, leaving only 29,141 shares remaining available for purchase. The Board believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the ESPP unless additional shares are authorized. Under the terms of the ESPP, once all shares have been committed for purchase, unless additional shares are authorized, the ESPP will automatically terminate.

Accordingly, the Board is proposing to increase the number of shares available under the ESPP by 750,000 shares, from 29,141 to 779,141, increasing the percentage ratio of the amount of authorized shares available under the ESPP to approximately 4% of outstanding shares as of January 31, 2009. The Board believes this is relative to or below many of Columbia’s peer banks.

The Board recommends that shareholders approve the amendment of the ESPP in order to allow us to continue to offer our common stock to our employees as a part of our overall compensation package. The material terms of the ESPP are summarized below. A copy of the full text of the ESPP will be supplied without charge upon request.

Material Terms of the ESPP

The current ESPP qualifies as an “employee stock purchase plan,” within the meaning of Section 423 of the Internal Revenue Code of 1986 (“Code”). If approved, the amendment to the ESPP will increase the number of shares available under the ESPP to 779,141 shares and extend the life of the ESPP until all shares have been purchased, or the ESPP is further amended in the future to add additional shares available under the ESPP.

Terms and Conditions of Purchase

All employees (except for any shareholder who possesses 5% or more investment or voting power of Columbia stock) of Columbia or its subsidiaries are eligible to participate in the ESPP. An employee may become a participant in the ESPP by authorizing Columbia to automatically deduct from each payroll an amount not less than 1%, which is credited to the employee’s ESPP account. “Offering Periods” are generally available twice annually, commencing each January 1 and July 1, and run for a period of six months. On the first day of each Offering Period (“enrollment date”), a participant is granted the right to purchase shares on the “exercise date” (the last day of the Offering Period), the number of shares being determined by dividing the participant’s accumulated payroll deductions in his or her account by the purchase price. The maximum value of stock that can be purchased by a participant in any calendar year is $25,000.

The per share purchase price of the common stock for any Offering Period is an amount equal to 90% of the fair market value of Columbia’s common stock on the “enrollment date” or “exercise date” applicable to that Offering Period, whichever is lower. The Personnel and Compensation Committee of the Board, which administers the ESPP, has the authority to amend the purchase price in certain circumstances.

Unless otherwise notified, Columbia will automatically exercise the participant’s purchase right at the end of the applicable Offering Period and issue the participant the maximum number of full shares which his or her accumulated payroll deductions will purchase. No fractional shares will be issued and any remaining funds not sufficient to purchase a whole share will be retained in the participant’s account for the subsequent Offering Period.

Tax Consequences

The following discussion summarizes the material federal income tax consequences to Columbia and participating employees in connection with the ESPP under current provisions of the Code and accompanying regulations. The discussion is general in nature and does not address income tax circumstances of any individual employee. Further, the discussion does not address the consequences of state, estate, inheritance, local or foreign tax laws.

A participant will not have taxable income when he or she acquires the right to purchase on the enrollment date or when the shares are purchased on the exercise date. Instead, the participant will generally have taxable income only when he or she sells or otherwise disposes of the shares. If the participant holds the shares for more than two years after the applicable enrollment date and more than one year after the exercise date (the “qualifying holding period”), then gain realized from a sale of such shares will be taxed as ordinary income in an amount not to exceed the excess of the fair market value of the shares on the enrollment date over the amount paid for such shares. Any gain in excess of such amount will be taxed as long-term capital gain. If, after the qualifying holding period, the employee sells the shares for less than the purchase price, the difference is a long-term capital loss. If the participant sells the shares before the end of the qualifying holding period, then gain realized from a sale of such shares will be taxed as ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the amount paid for such shares. Any additional gain (or loss) is taxed to the participant as long-term or short-term capital gain (or loss). The exercise date begins the period for determining whether the gain (or loss) is short-term or long-term.

Columbia may deduct for federal income tax purposes an amount equal to the ordinary income recognized by a participant when he or she disposes of the shares purchased under the ESPP before the end of the qualifying holding period. However, it may not deduct any amount for shares disposed of after the end of the qualifying holding period.

Accounting Considerations

The 10% discount provided to participants under the terms of the ESPP is recognized by Columbia as compensation expense and does not have a material impact on net income or earnings per share.

Voting to Amend ESPP

The affirmative vote of a majority of those shares present and entitled to vote is required to amend the ESPP. Brokers do not have discretion to cast a vote FOR the amendment of the ESPP without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted.

The Board of Directors unanimously recommends that you vote FOR the amendment of the ESPP as described above.

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (“ARRA”) into law. The ARRA includes a provision, commonly referred to as “Say-on-Pay,” that amends existing law and requires a TARP recipient to “permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the [SEC] (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material)” at its annual meeting of shareholders. As noted previously in this proxy statement, the Company is a TARP recipient because of its participation in the U.S. Department of the Treasury’s Capital Purchase Program, pursuant to which the Company issued preferred stock and a warrant to purchase common stock to the Treasury.

Therefore, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

As provided in the ARRA, the vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR of a majority of the shares present and entitled to vote.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Deloitte & Touche LLP currently serves as our independent registered public accounting firm, and that firm conducted the audit of our financial statements for the fiscal years ended December 31, 2008, 2007 and 2006. The Audit Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2009.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for ratification. In the event our shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the Securities and Exchange Commission. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ending December 31, 2008. In making this disclosure we have relied solely on written representations of our directors and executive officers, and copies of the reports that they have filed with the SEC.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the policy governing Related Persons Transactions adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2008 certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collect ability or present other unfavorable features.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP (“Deloitte”) performed the audit of the consolidated financial statements of Columbia and its subsidiaries for the year ended December 31, 2008. Shareholders are not required to take action on the selection of the public accountants. A representative of Deloitte is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table sets forth the aggregate fees charged to the Company by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2008 and 2007 fiscal years and for other services rendered during the 2007 and 2006 fiscal years.

Fee Category	Fiscal 2008	% of Total	Fiscal 2007	% of Total
Audit Fees	$793,400	100.0%	$640,000	95.3%
Audit-Related Fees	0	0.0%	31,750	4.7%
Tax Fees	0	0.0%	0	0.0%
All Other Fees	0	0.0%	0	0.0%
Total Fees	$793,400	100.0%	$671,750	100.0%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements and review of financial statements included in Columbia’s Form 10-Q’s or services to Columbia in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. For fiscal year 2007, billed amount consists of fees to provide financial accounting consultation services.

Tax Fees. There were no fees billed for tax compliance, tax advice or tax planning services for the fiscal years ended 2008 and 2007.

All Other Fees. There were no fees for services not included above for the fiscal years ended 2008 and 2007.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its April 25, 2006 meeting. This policy, which is reviewed annually, and most recently at the Audit Committee’s August 27, 2008 meeting, describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that Deloitte may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by Deloitte in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by Deloitte during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

(1) The service is not an audit, review or other attest service;

(2) The aggregate amount of all such services provided under this provision does not exceed the lesser of $12,650 or five percent of total fees paid to the independent auditor in a given fiscal year;

(3) Such services were not identified at the time of the engagement to be non-audit services;

(4) Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

(5) The service and fee are specifically disclosed in the proxy statement as meeting the de minimis requirements.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the Nasdaq listing standards.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal 2008 the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)	discussed with the independent accountants the matters required to be discussed by SAS 61 (Communication with Audit Committees);

(3)	received from Deloitte the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits;

(5)	met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting; and

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to Columbia’s Board of Directors that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee Members

John P. Folsom, Chairman

Thomas M. Hulbert

Daniel C. Regis

James M. Will

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s Annual Report and Form 10-K for the year ended December 31, 2008 (which is not a part of Columbia’s proxy soliciting materials) is being mailed to Columbia’s shareholders with this proxy statement. Additional copies of the Annual Report and Form 10-K will be furnished to shareholders upon request to:

JoAnne Coy

VP, Corporate Communications

P. O. Box 2156, MS 8300

Tacoma, WA 98401-2156

Fax: (253) 305-0854

Delivery of Documents to Stockholders Sharing an Address

In some cases, only one copy of this proxy Statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions fro one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

COLUMBIA BANKING SYSTEM, INC.

COLUMBIA BANKING SYSTEM, INC.

1301 A STREET

SUITE 800

TACOMA, WASHINGTON 98402-4200

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Columbia Banking System, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Columbia Banking System, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: COLBA1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA BANKING SYSTEM, INC.

1. ELECTION OF DIRECTORS.

A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2010 or until their successors are duly elected and qualified:

01) Melanie J. Dressel 02) John P. Folsom 03) Frederick M. Goldberg 04) Thomas M. Hulbert 05) Thomas L. Matson

06) Daniel C. Regis 07) Donald H. Rodman 08) William T. Weyerhaeuser 09) James M. Will

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposals

2. To amend Columbia’s Amended and Restated Stock Option and Equity Compensation Plan to increase the number of shares available under the plan.

3. To amend Columbia’s Employee Stock Purchase Plan to increase the number of shares available under the Plan.

4. To approve an advisory (non-binding) resolution on Columbia’s executive compensation.

5. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for fiscal year ending 2009.

6. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

For Against Abstain

NOTE: Signature(s) should agree with name(s) on Columbia stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships should so indicate when signing. All joint owners must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

COLBA2

COLUMBIA BANKING SYSTEM, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS APRIL 22, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLUMBIA BANKING SYSTEM, INC.

The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. (“Columbia”) hereby nominates, constitutes and appoints Melanie J. Dressel and William T. Weyerhaeuser, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all of the common stock of Columbia standing in my name and on its books on March 2, 2009, at the Annual Meeting of Shareholders to be held at the Greater Tacoma Convention & Trade Center, 1500 Broadway, Tacoma, Washington, 98402, on April 22, 2009, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 22, 2009 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH HEREIN.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

PLEASE SIGN AND RETURN IMMEDIATELY